EXHIBIT 10.6

ENGINEERING, PROCUREMENT,

CONSTRUCTION, INSTALLATION AND COMMISSIONING

OF DRY TREE UNIT (DTU)

CONTRACT

BETWEEN

MURPHY SABAH OIL CO. LTD.

AND

TECHNIP MARINE (MALAYSIA) SDN. BHD.

CONTRACT REFERENCE MURPHY/KIKEH/K004

Engineering, Procurement, Construction,

Installation and Commissioning of Dry Tree Unit (DTU), Contract

KIKEH AREA DEVELOPMENT

SECTION	DESCRIPTION	PAGE

EXHIBIT A	SCOPE OF WORK
APPENDIX 1 TO EXHIBIT A - DESIGN SPECIFICATIONS

APPENDIX 2 TO EXHIBIT A - PRELIMINARY ENGINEERING DOCUMENTS
Book 1 - Lists
Book 2 - Drawings

Book 3 - Data Sheets

APPENDIX 3 TO EXHIBIT A - AGREED INTERFACE NEED AND AVAILABLE DATES

EXHIBIT B	SCHEDULE OF WORKS

EXHIBIT C	SCHEDULE OF COMPENSATION
APPENDIX 1 - LUMP SUM COST BREAKDOWN
APPENDIX 2 - PAYMENT SCHEDULE
APPENDIX 3 - SCHEDULE OF RATES FOR EXTRA WORK

EXHIBIT D	CONTRACTOR’S EXECUTION PLAN

EXHIBIT E	AGREED VENDORS AND SUPPLIERS

EXHIBIT F	INSURANCE PROVIDED BY COMPANY

EXHIBIT G	INSURANCE PROVIDED BY CONTRACTOR

EXHIBIT H	BANK GUARANTEE FORMAT

EXHIBIT I	NOT USED

EXHIBIT J	LIST OF POTENTIAL ADJUDICATORS

EXHIBIT K	PERFORMANCE GUARANTEE FORMAT

ENGINEERING, PROCUREMENT, CONSTRUCTION, INSTALLATION

AND COMMISSIONING OF DRY TREE UNIT (DTU), CONTRACT

KIKEH AREA DEVELOPMENT

This CONTRACT is entered into this 7th day of February, 2005, effective as of the 10th day of December, 2004, (the EFFECTIVE DATE) by and between Murphy Sabah Oil Co., Ltd (hereinafter called “COMPANY”), a company incorporated under the laws The Bahamas and having its office at Level 26 Tower 2, PETRONAS Twin Towers, Kuala Lumpur City Centre, 50088 Kuala Lumpur, Malaysia, and Technip Marine (Malaysia) Sdn. Bhd. (hereinafter called “CONTRACTOR”), a company incorporated under the laws of Malaysia having its office at 2nd Floor, Wisma Technip, 241 Jalan Tun Razak, 50400 Kuala Lumpur, Malaysia.

WITNESS THAT:

For and in consideration of the mutual covenants and obligations contained herein, it is agreed by and between COMPANY and CONTRACTOR as follows:

ARTICLE 1 - DEFINITIONS

1.1	For all purposes of this CONTRACT, except as otherwise expressly provided herein or unless the context otherwise requires, the terms defined below shall have the meaning assigned to them as follows:

1.1.1	“AFFILIATE” means any company or other entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control of, or with, a party. “Control” means ownership, whether direct or indirect, of fifty percent (50%) or more of the issued voting stock of a company entitled to vote or ownership of equivalent rights to determine the decisions of such company or other entity. Additionally, in the case of COMPANY, AFFILIATE shall mean any CO-VENTURER of COMPANY in the KIKEH Development Project.

1.1.2	Not used.

1.1.3	“COMPANY GROUP” means COMPANY, CO-VENTURERS, its and their AFFILIATES, contractors (other than CONTRACTOR) and subcontractors of any tier, and its and their respective employees, officers, directors and agents.

1.1.4	“CONTRACTOR GROUP” means CONTRACTOR, its AFFILIATES, contractors, suppliers and subcontractors and their respective employees, officers, directors and agents.

1.1.5	“CO-VENTURERS” means PETRONAS CARIGALI SDN BHD and/or any other party having a legal interest in the operations of COMPANY to which the WORK or part thereof relates.

1.1.6	“CHANGE ORDER” means any change to the WORK of a type specified in Article 8.

1.1.7 “BONUS MILESTONE DATE(S)” means the date(s) stipulated in	Exhibit C (SCHEDULE OF COMPENSATION)

for completing the milestone activities associated therewith, the achievement of which shall entitle CONTRACTOR to bonus sums as described in Article 5.8.

1.1.8	“FINAL COMPLETION DATE” means the date the WORK including the FACILITY, being complete in all respects in full accordance with this CONTRACT, is to be delivered to and accepted by COMPANY in accordance with Article 6.2 and Article 6.3.

1.1.9	“ACTUAL FINAL COMPLETION DATE” means the date FINAL COMPLETION DATE has been actually achieved.

1.1.10 “CONTRACT PRICE” means the sum specified as such in Article 7 and	ExhibitC (SCHEDULE OF COMPENSATION)

hereto, as such sum may be increased or decreased specifically in accordance with the terms of this CONTRACT.

1.1.11	“PRELIMINARY ENGINEERING DOCUMENTS” means the various drawings, engineering data and documents

referred to in	Appendix 2 to Exhibit A (SCOPE OF WORK)	hereto which are provided by COMPANY to

CONTRACTOR, as such may from time to time be supplemented, amended, revised or otherwise modified in accordance with the applicable terms hereof.

1.1.12 “DESIGN SPECIFICATIONS” means the functional data and information referred to in	Appendix 1 to Exhibit A (SCOPE OF WORK)

hereto which are provided by COMPANY to CONTRACTOR as a basis for designing the FACILITY and which must be met with in all respects unless modified in accordance with the applicable terms hereof.

1.1.13	“DTU” means the Dry Tree Unit, being the SPAR, integrated with the Hull, Topsides, and mooring system, production and injection trees, and all other items described in Article 2 herein, having been designed, engineered, developed, procured, fabricated, constructed, installed, hooked-up, completely commissioned with the Certificate of Delivery and Acceptance, and made ready for drill rig installation to commence, together with RISER SYSTEM 1 having been delivered in accordance with this CONTRACT.

1.1.13A “DTU COMPLETION DATE” means the date, as specified in	Exhibit B (SCHEDULE OF WORKS)	, the DTU is to be

delivered and accepted in accordance with this CONTRACT.

1.1.13B	“ACTUAL DTU COMPLETION DATE” means the date DTU COMPLETION DATE has actually been achieved.

1.1.13C	“RISER SYSTEM” means the relevant system of production and injection risers including subsea wellhead connectors,

dry wellhead and trees, as described in	sections 6.3 and 6.4 of Exhibit A (SCOPE OF WORK).

1.1.13D	“SPAR” shall mean a deep draft floating caisson or spar which can be designed to support drilling and/or production equipment and/or to store oil, as designed and generally described but without limitation in U.S. Patent No. 4,702,321 dated October 27, 1987, U.S. Patent No. 4,740,109 dated April 26, 1988, U.S. Patent No. 5,558,467 dated September 26, 1996, and Cell Spar technology described in 10/059757 U.S. Patent Application dated 29 January 2002, and foreign patents and patent applications related thereto together with various disclosures on file. A SPAR’s other distinguishing features generally include a natural period in heave which in the operating or moored condition is longer than the wave periods and a center of gravity which is below the center of buoyancy. The term “SPAR” shall include structures regardless of the material of construction, including but not limited to steel and concrete hulls. The term “SPAR” does not include fixed towers, semi-submersible platforms, jack-up platforms, or tension leg platforms.

1.1.14	“FACILITY” means the DTU, together with RISER SYSTEM 2 and, at COMPANY’s option, RISER SYSTEM 3 having been delivered in accordance with this CONTRACT.

1.1.15	“SITE” means the FACILITY location in Production Sharing Contract (PSC) Block K, offshore Malaysia.

1.1.16	“JOBSITE” means any place or area away from the SITE where the WORK is being carried out.

1.1.17 “SCOPE OF WORK” means the totality of	Exhibit A (SCOPE OF WORK)	hereto including all requirements specified

therein including the appendices and other information set forth in attached or referenced documents, recommendations or requirements as such may from time to time be supplemented, amended, revised or otherwise modified in accordance with the applicable terms hereof.

1.1.18	“PROPRIETARY INFORMATION” means information as defined in Article 21 herein.

1.1.19	“WORK” means all the works to be completed by CONTRACTOR as defined in Article 2.

1.1.20	“COMPANY REPRESENTATIVE” means the person as designated by COMPANY in writing who shall have the duties, rights and obligations set forth in Article 3.2.

1.1.21	“COMPANY SITE REPRESENTATIVE” means the person appointed by the COMPANY REPRESENTATIVE under Article 3.2.2 who shall have the day-to-day monitoring of CONTRACTOR in carrying out the WORK on the SITE or if the WORK is carried out in the JOBSITE, the day-to-day monitoring of the CONTRACTOR in carrying out the WORK on the JOBSITE.

1.1.22	“USD” means United States Dollars.

1.1.23	“EFFECTIVE DATE” means the effective date of this CONTRACT, being the 10th of December 2004.

1.1.24	“CONTRACTOR’S BID PROPOSAL” means the bid proposal submitted by CONTRACTOR to COMPANY pursuant to the Invitation To Bid documents pertaining to this CONTRACT issued by COMPANY on 24 May 2004.

ARTICLE 2 - THE WORK

2.1	The WORK shall consist of the complete management, engineering, procurement, construction, transportation, installation and

commissioning of the FACILITY as a total integrated turnkey package, all as more fully described in this	Article 2 and Exhibit

A (SCOPE OF WORK)	hereto.

2.2	CONTRACTOR shall provide or arrange to have provided all management, engineering, design, services, personnel, labor, facilities, supervision, testing, commissioning, quality control, materials, equipment, construction equipment needed to perform

and complete the WORK, as more fully described in	Exhibit D (CONTRACTOR’S EXECUTION PLAN).

2.3	Exhibit A (SCOPE OF WORK)	with its appendices, attachments and references therein, attached hereto is an integral part of this CONTRACT.

2.4	In the event of any conflict between the text of this CONTRACT	and its Exhibits	, the text of this CONTRACT, to the extent

of the conflict, shall govern.

In case of any conflict or inconsistency within an Exhibit itself, or among any of the Exhibits that is not resolved by the order of precedence shown below, CONTRACTOR shall bring this to the attention of COMPANY which shall resolve the conflict in writing at no cost to COMPANY. The order of precedence shall be:

1. Scope of Work (Exhibit A) Including Appendix 1 (DESIGN SPECIFICATIONS), and Appendix 3 (AGREED INTERFACE NEED AND AVAILABLE DATES)

2. Schedule of Works (Exhibit B)

3. Schedule of Compensation (Exhibit C)

4. Agreed Vendors and Suppliers (Exhibit E)

5. Appendix 2 (PRELIMINARY ENGINEERING DOCUMENTS) of Exhibit A (SCOPE OF WORK)

6. Contractor’s Execution Plan (Exhibit D)

2.5	All references to this CONTRACT shall be deemed to include all documents incorporated herein, unless such reference specifically provides otherwise.

2.6	It is the intent of this CONTRACT that CONTRACTOR is to design, engineer and provide a completely finished, outfitted, equipped, tested, commissioned and installed FACILITY complete and meeting with all DESIGN SPECIFICATIONS as required in the SCOPE OF WORK. CONTRACTOR will retain full design and engineering, procurement, construction, installation, commissioning, and start-up assistance responsibility associated with the WORK.

2.7	The Hull including its Mooring System, machinery and equipment and the Topsides structure, marine and safety equipment shall be designed and built under special survey and inspection of a recognized Classification Society.

Classification Society review of drawings, calculations, and documentation as appropriate shall be arranged by CONTRACTOR. All fees and charges incidental to Classification and to comply with the appropriate rules, regulations and requirements of the Classification Society shall be for the account of CONTRACTOR.

ARTICLE 3 - RESPONSIBILITIES OF COMPANY

3.1	COMPANY shall:

3.1.1	Furnish the SITE at which the offshore field work is to be performed to which CONTRACTOR shall have access within agreed notification mechanism.

3.1.2	Provide, or assist CONTRACTOR in providing, such technical and process data and design basis as may be necessary for CONTRACTOR to perform the WORK.

3.1.3	provide assistance to the CONTRACTOR in securing necessary permits or data from Malaysian governmental authorities and/or agencies when required under this CONTRACT to be in CONTRACTOR’s name. CONTRACTOR retains ultimate responsibility for securing the necessary permits or data.

3.1.4	Not used.

3.1.5	Not used.

3.1.6	Not used.

3.2	The COMPANY REPRESENTATIVE shall have the following duties, rights and obligations:

3.2.1	The COMPANY REPRESENTATIVE shall notify CONTRACTOR in writing of all information, instructions and decisions of COMPANY made under the provisions of this CONTRACT. All information, instructions and decisions from the COMPANY REPRESENTATIVE shall be as if from COMPANY and shall commit COMPANY.

3.2.2	The COMPANY REPRESENTATIVE may from time to time appoint a COMPANY SITE REPRESENTATIVE who shall have the day-to-day monitoring of CONTRACTOR in carrying out the WORK on the SITE or if the WORK is carried out in the JOBSITE, the day-to-day monitoring of CONTRACTOR in carrying out the WORK on the JOBSITE, and may at any time withdraw such appointment. The COMPANY REPRESENTATIVE shall notify the CONTRACTOR in writing of the appointment, or the withdrawal of the appointment, of the COMPANY SITE REPRESENTATIVE, and where applicable, for a designated area. The COMPANY SITE REPRESENTATIVE shall represent and have the authority to commit the COMPANY in all aspects during the execution of this CONTRACT.

3.2.3	The COMPANY REPRESENTATIVE and the COMPANY SITE REPRESENTATIVE shall, at COMPANY’s cost, have safe access at all reasonable times to the SITE or JOBSITE, as the case may be, and CONTRACTOR shall afford every facility for and every assistance in obtaining the right of access. The COMPANY REPRESENTATIVE shall co-ordinate with the CONTRACTOR the access requirements to the SITE or JOBSITE, as the case may be.

3.2.4	Only the COMPANY REPRESENTATIVE, and the COMPANY SITE REPRESENTATIVE, shall receive on behalf of the COMPANY, notifications, information and decisions of the CONTRACTOR under the provisions of this CONTRACT.

3.2.5	The COMPANY shall have the right to change the COMPANY REPRESENTATIVE at any time at its sole discretion and shall notify the CONTRACTOR accordingly.

3.2.6	Instructions, information and decisions from anyone other than the COMPANY REPRESENTATIVE, and the COMPANY SITE REPRESENTATIVE, shall have no contractual force or validity even if they are written on COMPANY headed notepaper.

3.2.7	All instructions, information and decisions from the COMPANY SITE REPRESENTATIVE shall be in writing and require a signed and returned receipt acknowledgement within forty eight (48) hours.

3.3	The signing, countersigning or other endorsements of any drawings and documentation by COMPANY’s representatives, agents or employees shall not be interpreted as implying that COMPANY’s representatives, agents or employees assume the responsibility for the correctness of such documents nor relieving the CONTRACTOR of its obligations pursuant to ARTICLE 4, to review all information, data, drawings and specifications provided by COMPANY.

3.4	No approval, consent or failure to disapprove, or comment on, any matter by, or the submission of drawing, programme, schedule, plan or any other document to, or acquiescence on the part of COMPANY or COMPANY REPRESENTATIVE shall relieve CONTRACTOR of any liability or any of its obligations under this CONTRACT or otherwise.

ARTICLE 4 - RESPONSIBILITIES OF CONTRACTOR

4.1	CONTRACTOR:

4.1.1	shall possess the required skills, capacity and financial capability to perform, and shall perform, and complete the WORK in a professional manner utilizing sound engineering, procurement, construction, installation and commissioning principles, project management procedures, and supervisory procedures all in accordance with generally acceptable practices in the offshore petroleum industry.

4.1.2	shall prosecute the WORK in a diligent manner using qualified and competent personnel and timely complete the WORK in accordance with the provisions of this CONTRACT.

4.1.3	has examined all parts of this CONTRACT and has obtained full knowledge and understanding of the WORK, has reviewed the SCOPE OF WORK, and other data supplied by COMPANY about the SITE and shall, subject to Article 8.1.1, be fully responsible for interpreting, checking and verifying such data and for obtaining such additional data to the extent it considers necessary in order for it to fulfill its obligations under this CONTRACT. CONTRACTOR agrees that it is familiar with all such conditions, risks, contingencies and other circumstances (including, without limitation, labor relations, supply of material, weather and COMPANY’S operational requirements) as may affect the performance of the

WORK and has taken them into account in agreeing to the fixed price amount addressed in Article 7, and the sums and
rates and prices set forth in	Exhibit C (SCHEDULE OF COMPENSATION)	, and has fully satisfied itself as to the

correctness and sufficiency of said amount(s) for the execution of the WORK.

4.1.4	shall obtain and pay for all permits and licenses, which must be in CONTRACTOR’S name, necessary for the performance of the WORK.

4.1.5	shall have knowledge of all of the legal requirements, and business practices and rules and regulations which must be followed in performing the WORK and shall perform the WORK in compliance with all applicable governmental, local and other competent authorities’ laws, regulations and orders presently in effect and becoming effective during the performance of the WORK, subject however to Article 8.2.

4.1.6	is the designer of the FACILITY and accepts full responsibility for the design, the accuracy and completeness of the

PRELIMINARY ENGINEERING DOCUMENTS included in	Appendix 2 to Exhibit A (SCOPE OF WORK)	; and that

CONTRACTOR will complete and correct any errors or omissions in the design and/or the PRELIMINARY ENGINEERING DOCUMENTS and any resulting impact on the WORK at no cost to COMPANY.

4.1.7	shall defend, indemnify and hold COMPANY harmless from any fees, charges, fines, customs duties and penalties as may arise from its non-compliance with Section 4.1.5 herein.

4.1.8	shall furnish COMPANY complete, accurate and proper documentation necessary to enable COMPANY to pay any costs for local or export taxes, Malaysian import duties, or other Malaysian taxes resulting from fabrication or supply of equipment or material from outside of Malaysia that are within the responsibility of COMPANY under Article 31. COMPANY shall be solely responsible for Malaysian import duties pursuant to Article 31.2.2.

4.1.9	within (14) days of the execution of this CONTRACT shall provide to COMPANY, a Performance Guarantee in respect of

the performance of the WORK in a format per	Exhibit K (PERFORMANCE GUARANTEE FORMAT)	.

4.1.10	shall provide all necessary safeguards for the protection of the FACILITY and of all persons and other property related thereto whilst in CONTRACTOR’s care, custody and control, until ACTUAL FINAL COMPLETION DATE.

4.1.11	is an independent contractor and nothing contained herein shall be construed as constituting any other relationship with COMPANY, nor shall this CONTRACT be construed as creating any relationship whatsoever between COMPANY and CONTRACTOR’S employees; CONTRACTOR has sole authority and responsibility to employ, discharge and otherwise control its employees, and that neither CONTRACTOR, nor any of its employees, are or shall be deemed to be employees of COMPANY; CONTRACTOR shall comply with all laws, rules, regulations and ordinances applicable to it as such employer; and CONTRACTOR shall accept complete responsibility as a principal for its agents and subcontractors.

4.1.12	comply with COMPANY’s applicable safety rules and regulations as specified in DESIGN SPECIFICATIONS.

4.1.13	shall arrange for complete handling, storage and preservation of all materials, equipment and construction equipment (including COMPANY-furnished equipment) including inspection, expediting, shipping, unloading, and receiving.

4.1.14	shall provide all temporary materials, equipment, supplies, and construction utilities.

4.1.15

shall provide such reasonable assistance as requested by COMPANY in preparing licences, permits, custom duties exemption applications and supporting data and documents required to be provided by COMPANY, for the performance of the WORK or otherwise required hereunder which are required to be taken out in COMPANY’s name. COMPANY shall use good faith efforts to minimize the extent of such assistance requested.

4.1.16	shall replace any of its personnel or its subcontractor’s personnel performing the WORK whom COMPANY requests CONTRACTOR to replace. COMPANY will not unreasonably make such requests.

4.1.17	in performing the WORK and in accordance with Article 10 herein, shall establish, use and enforce Quality Control and Assurance Programs which ensure compliance with the SCOPE OF WORK and comply with all necessary regulations, codes and practices applicable to the type of Facility which is the subject of this CONTRACT. COMPANY shall, at all times, have the right of review and acceptance of such Quality Control and Assurance Programs. CONTRACTOR shall ensure that such Quality Control and Assurance Programs are passed on to and established, used and enforced by all of its subcontractors.

4.1.18	shall provide such office space, furniture and facilities including communications equipment, utilities, supplies, parking,

and services at all JOBSITES for use by COMPANY, throughout the period of this CONTRACT as required by	EXHIBIT

A (SCOPE OF WORK)	, and it shall provide all marine and air transportation to and from shore base, accommodations,

messing, communications and other support services as may be required for CONTRACTOR and COMPANY personnel and/or their designees onboard marine vessels used in the performance of the WORK.

4.1.19	shall observe and enforce, and shall ensure that all its subcontractors and agents observe and enforce all applicable safety rules and regulations. CONTRACTOR shall also take all precautions and measures prescribed by any applicable laws, rules and regulations to ensure the safety of its own and all other persons including, without limitation, the provision of all necessary barriers, guards, temporary badges, lights, watchmen and all similar items.

4.1.20	shall fulfill and enforce its obligations in this Article at the SITE and the JOBSITE(S), offices and any other place, construction facility or factory, where any aspect of the WORK or related activities are performed.

4.1.21	shall afford to COMPANY at all times during the performance of the WORK and thereafter until final acceptance pursuant to Article 10.15, safe access to all locations where WORK is being performed, including any location where an item which is to form a part of the FACILITY is being fabricated, constructed, assembled, mounted, tested, inspected, transported installed or stored.

4.1.22	shall afford such safe access, assistance and equipment as may be required by COMPANY in order to permit COMPANY, any other contractor engaged by COMPANY or any representative of any governmental, certifying or other appropriate authority, to carry out such inspections, surveys or work (other than the WORK) in connection with or relating to the WORK as may be appropriate.

4.1.23	shall, subject to Article 3.1.1, ensure that every aspect of, and all operations connected with the performance of the WORK are carried out so as not to damage or to interfere unnecessarily or improperly with, any of COMPANY’s existing facilities or any of COMPANY’s operations or with any convenience of the public or any access to or use or occupation of any public or private property or way, including, without limitation waterways, moorings, submerged pipelines and cables and other such places and structures.

4.1.24	with the exception of existing waste material and rubbish, shall at all times keep the SITE and JOBSITE(S) free of waste material and rubbish and upon the completion of the WORK it shall clear away and remove from the FACILITY, JOBSITE(S) and the SITE, CONTRACTOR GROUP’s waste material and rubbish and all surplus materials, equipment, structures, and tools not the property of COMPANY, leaving the whole of the FACILITY clean and in an as-new condition and the JOBSITE(S) and the SITE clean to the reasonable satisfaction of COMPANY.

4.1.25	shall, forthwith and with dispatch, buoy, light, raise and remove all or any portion of the FACILITY, or any other plant, scrap, objects, tools, materials, equipment, vessel or craft that may be sunk, dropped overboard, abandoned on the seabed or otherwise lost in the course of the CONTRACTOR’s performance of the WORK as soon as practicable, and in any event so as to comply with all governmental laws, regulations, rules and orders and to avoid any hazard to navigation or hazard to the FACILITY and to avoid any delay in the completion of the WORK. The fact that the sunken item is insured or has been declared a total loss shall not absolve CONTRACTOR from its obligations under the terms of this Article nor shall it relieve CONTRACTOR of its obligation to complete the WORK in accordance with the terms of this CONTRACT.

4.1.26	shall be solely responsible for ensuring that all of its foreign employees, if any, comply with applicable immigration laws.

4.1.27	reserves the right to substitute vessels, equipment, facilities, resources, personnel with equal or equivalent replacements subject to approval by COMPANY, such approval will not be unreasonably withheld.

4.1.28	shall comply with the requirements of the Classification Society.

4.2	CONTRACTOR shall:

4.2.1 within fourteen (14) days of the execution of this CONTRACT, furnish COMPANY an unconditional on-demand Bank Guarantee for five percent (5%) of the CONTRACT PRICE as security for its due performance and completion of this CONTRACT in the format per Exhibit H (BANK GUARANTEE FORMAT), which amount shall be reduced to:

(i) two and one half percent (2.5%) of the CONTRACT PRICE as from ACTUAL DTU COMPLETION DATE;

(ii) zero percent (0%) of the CONTRACT PRICE upon the delivery of RISER SYSTEM 2, or at the end of six (6) calendar months from ACTUAL DTU COMPLETION DATE, whichever occurs last.

4.2.2	allow for the proceeds of the Bank Guarantee to be payable to the COMPANY as compensation for any loss resulting from CONTRACTOR’S failure to perform or complete its obligations under and in accordance with the terms of this CONTRACT.

ARTICLE 5 - COMPLETION AND DELIVERY DATES

5.1	CONTRACTOR shall achieve the BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE identified in Exhibit B (SCHEDULE OF WORKS).

5.2	Within thirty (30) days from the EFFECTIVE DATE of this CONTRACT, CONTRACTOR shall submit to COMPANY for approval, a Preliminary Resource Loaded (Level 4) Project Schedule, Staffing Plan and “S” Curve showing the sequence of events, staffing requirements and planned progress through all phases of the WORK. Within sixty (60) days from the EFFECTIVE DATE of this CONTRACT, CONTRACTOR shall submit to COMPANY for approval, a Final Resource Loaded (Level 4) Project Schedule, Staffing Plan and “S” Curve showing the sequence of events, staffing requirements and planned progress through all phases of the WORK. CONTRACTOR shall incorporate the key dates for commencement and completion of all significant activities of engineering, procurement, construction and installation. The schedule submitted by CONTRACTOR shall be a Critical Path Method Schedule or other scheduling technique approved by COMPANY. CONTRACTOR shall implement the WORK in accordance with the Project Schedule and shall mitigate the impact of any delay. CONTRACTOR shall provide regular updates of the Project Schedule on a monthly basis indicating actual progress compared to planned progress and furnish additional details and information relating to such schedule as COMPANY may from time to time reasonably require. The Project Schedule shall clearly indicate the BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE.

5.3	CONTRACTOR shall commence performance of the WORK immediately upon execution of this CONTRACT, and shall continue the same in a diligent and expeditious manner and in accordance with the Project Schedule. CONTRACTOR shall make best efforts at all times to afford the WORK the highest priority.

5.4	Neither the submission to nor approval by COMPANY of the Project Schedule nor the furnishing of such additional details and information thereto, shall relieve CONTRACTOR of any of its other obligations under this CONTRACT.

5.5

The mode, manner and speed of performance of the WORK are to be such as to ensure COMPANY that the Project Schedule will be met. Should COMPANY have reason to believe that the Project Schedule will not be met, COMPANY shall have the right (but not the obligation) to so notify CONTRACTOR, and thereupon CONTRACTOR shall work such additional overtime and/or engage such additional personnel and/or take such other measures as may be necessary in order to complete the WORK within the BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE. Subject to CONTRACTOR’s entitlement to additional cost and/or time under Article 8, and for delays caused by COMPANY GROUP, all costs related to such overtime, additional personnel and other measures shall be borne by CONTRACTOR.

5.6	If at any time during the course of its performance of the WORK, CONTRACTOR should have reason to believe that the WORK (or any applicable part thereof) cannot be completed within the Project Schedule, CONTRACTOR shall promptly, but in any event not later than ten (10) days of the date it first has cause to believe that the WORK may be delayed, notify COMPANY in writing of such possible delay, indicating the amount of delay CONTRACTOR believes will or could be incurred and within thirty (30) days notify COMPANY in writing of the proposed remedy to complete the WORK within the BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE, and thereupon CONTRACTOR shall work such additional overtime and/or engage such additional personnel and/or take such measures as may be necessary in order to complete the WORK within the BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE. Subject to CONTRACTOR’s entitlement to additional cost and/or time under Article 8, and for delays caused by COMPANY GROUP, all costs related to such overtime, additional personnel and other measures shall be borne by CONTRACTOR.

5.7	Further to Article 5.6, CONTRACTOR shall provide to COMPANY a final estimated sail-away date of the DTU from the JOBSITE to the SITE in accordance with the following notification schedule:

5.7.1	one hundred and eighty (180) days before the sail-away date (incorporating all approved changes) - estimated sail-away date +/- forty (40) days.

5.7.2	ninety (90) days before the sail-away date (incorporating all approved changes) - estimated sail-away date +/- fourteen (14) days.

5.7.3	sixty (60) days before the sail-away date (incorporating all approved changes) - estimated sail-away date +/- seven (7) days.

If the portion of the WORK scheduled for completion at the JOBSITE is not completed at that time, COMPANY has the right to instruct CONTRACTOR to complete the remaining WORK offshore at CONTRACTOR’s cost.

5.8.	BONUS ENTITLEMENTS FOR EARLY COMPLETION

Subject to Article 7.2.18, CONTRACTOR shall be entitled to be paid the relevant bonus sums upon having achieved the following milestones:

(a)	a lump sum bonus of one million USD ($1,000,000 USD) for having achieved the BONUS MILESTONE 1 DATE;

(b)	a lump sum bonus of one million USD ($1,000,000 USD) for having achieved the BONUS MILESTONE 2 DATE;

(c)	a lump sum bonus of three million USD ($3,000,000 USD) for having achieved the BONUS MILESTONE 3 DATE, or an amount equal to three million USD ($3,000,000 USD) reduced by ten percent (10%) for each calendar day of delay in achieving the BONUS MILESTONE 3 DATE. For the avoidance of doubt, if and when the delay in achieving the BONUS MILESTONE 3 DATE reaches ten (10) days or more, the amount of the lump sum bonus entitlement shall be zero.

PROVIDED however that any and all lump sum bonus entitlements due to CONTRACTOR under (a) and/or (b) above shall, if and when the BONUS MILESTONE 3 DATE is not achieved, be adjusted as follows:

(i)	the lump sum bonus entitlements under (a) and/or (b) shall be adjusted to an amount equal to one half of the lump sum entitlements under (a) and/or (b) reduced by ten percent (10%) for each calendar day of delay in achieving the BONUS MILESTONE 3 DATE. For the avoidance of doubt, if and when the delay in achieving the BONUS MILESTONE 3 DATE reaches ten (10) days or more, the lump sum entitlements under (a) and/or (b) shall be reduced to zero.

As an illustration, where both BONUS MILESTONE 1 DATE and BONUS MILESTONE 2 DATE have been achieved, and there is a delay of three (3) calendar days in achieving the BONUS MILESTONE 3 DATE, the lump sum bonus entitlement under (c) above shall equal $3,000,000 USD x 70% = $2,100,000 USD; and the lump sum bonus entitlements under (a) and (b) above shall be adjusted to 0.5 x ($1,000,000 USD + $1,000,000 USD) x 70%= $700,000 USD.

5.9	CONTRACTOR shall give to COMPANY sixty (60) days prior notice of the estimated achievement of the BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE as stipulated in 5.1 above for COMPANY’S planning purposes.

5.10	LIQUIDATED DAMAGES FOR LATE ACHIEVEMENT OF BONUS MILESTONE 3 DATE

If the WORK is not completed by the BONUS MILESTONE 3 DATE as defined in Article 5.1 above, except as may be amended by Article 5.12 below, CONTRACTOR shall, by way of agreed liquidated damages pay to COMPANY fifty thousand USD ($50,000 USD) for each calendar day of delay after the first twenty (20) days beyond the BONUS MILESTONE 3 DATE up to a maximum total liquidated damages amount of five million USD ($5,000,000 USD). Such liquidated damages shall be COMPANY’s sole and exclusive remedy for delay by CONTRACTOR in achieving the BONUS MILESTONE 3 DATE.

5.11

CONTRACTOR acknowledges and agrees that actual delays and the cumulative effect of actual delay in activities which, according to the Project Schedule, do not affect any completion dates shown by the critical path in the network, do not have any effect on the

BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE and therefore will not be the basis for an extension of time, subject to CONTRACTOR’s entitlement to additional cost under Article 8.

5.12	The BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE shall be extended in respect of delay to said dates which CONTRACTOR can establish was caused by the following only:

1)	The number of calendar days delay which are the aggregate of agreed extensions to the BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE specifically resulting from changes to the WORK pursuant to the terms of Article 8 of this CONTRACT.

2)	The number of calendar days lost to CONTRACTOR on or after the effective date hereof and prior to the actual BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE specifically caused by (a) Force Majeure delays defined in Article 27; (b) COMPANY’s suspension under Article 23.3; or (c) any delay in performance hereunder by or breach of any obligations hereunder of COMPANY GROUP or any other act of prevention of performance hereunder by COMPANY GROUP.

5.13	No period of delay or extension to the BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE for any reason shall be valid or taken into account if:

1)	The delay was in any way caused by default, error, neglect, act or omission of the CONTRACTOR or does not specifically impact the critical path events.

2)	CONTRACTOR has not since the occurrence of the delay taken all reasonable steps open to them to mitigate the effect of the delay upon the BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE.

3)	The delay was in any way caused by errors, incompleteness, or omissions in the design provided by CONTRACTOR prior to or after execution of this CONTRACT.

5.14	CONTRACTOR’S sole and exclusive remedy in event of any delay in completing the WORK as stipulated hereunder is to receive an extension to the BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE as specifically allowed herein and any other rights under Article 8 with no other obligation, cost or payment due from COMPANY.

ARTICLE 5A- LOSS AND EXPENSE CAUSED BY DISTURBANCE OF THE

REGULAR PROGRESS OF THE WORK

5A.1	Subject to Article 5A.2, if, upon written application being made to COMPANY by CONTRACTOR, COMPANY and CONTRACTOR mutually agree that CONTRACTOR has been involved in direct loss and/or expense for which CONTRACTOR would not be reimbursed by a payment under any other provision in this CONTRACT by reason of the regular progress of the WORK or any part thereof having been materially affected by:

(a)	changes to the WORK due to COMPANY requested changes pursuant to the terms of Article 8, and/or

(b)	any delay in performance hereunder by or breach of any obligations hereunder of COMPANY GROUP or any other act of prevention of performance hereunder by COMPANY GROUP,

and if the written application is made within one (1) calendar month of it becoming apparent that the progress of the WORK or any part thereof has been affected as aforesaid, then COMPANY and CONTRACTOR shall mutually agree the amount of such loss and/or expense and this amount shall be added to the CONTRACT PRICE.

5A.2	The provisions of Article 5A.1 shall not apply where, and to the extent that, the cause of the progress of the WORK or any part thereof having been delayed, affected or suspended is:

(a)	default, error, neglect, act or omission of CONTRACTOR GROUP;

(b)	failure by CONTRACTOR GROUP to take all reasonable steps to mitigate the effect of the events specified in Article 5A.1(a) and/or Article 5A.1(b); or

(c)	errors, incompleteness or omissions in the design provided by CONTRACTOR GROUP prior to or after execution of this CONTRACT.

ARTICLE 6 - DELIVERY AND TITLE

6.1	TITLE:

CONTRACTOR warrants good title to all materials, equipment, tools and supplies furnished by it, its subcontractors and their vendors which become part of the FACILITY or are purchased for COMPANY for the maintenance and/or construction thereof. Title to all or a portion of said materials, equipment, tools and supplies shall pass to COMPANY at (a) the date the FACILITY or any part thereof is delivered to COMPANY or (b) the date payment for all or such portion of said materials, equipment, tools and supplies is made, whichever of the foregoing first occurs. However, CONTRACTOR shall retain care, custody and control of said materials, equipment, tools and supplies and exercise due care thereof to protect them from loss or damage until delivery of the FACILITY or any part thereof, or until termination of this CONTRACT (pursuant to Articles 18.4, 23 or 39.23), whichever first occurs. Said transfer of title shall in no way affect COMPANY’S rights as set forth in other provisions of this CONTRACT.

Any portion of the FACILITY for which title has passed to COMPANY but which remains in the care and custody of CONTRACTOR or subcontractor, including any COMPANY provided items, shall be clearly identified as being the property of COMPANY and shall be segregated from CONTRACTOR’S property to the extent possible.

For the purpose of protecting COMPANY’S interest in all materials, equipment, tools and supplies with respect to which title has passed to COMPANY but which remain in the possession of CONTRACTOR’s subcontractors and vendors, CONTRACTOR shall take or cause to be taken all reasonable steps necessary under the laws of the appropriate jurisdiction(s) to protect COMPANY’S title thereto and interests therein and shall protect, defend and hold harmless COMPANY against claims by other parties with respect thereto.

CONTRACTOR shall cause all conditions of this Article 6.1 to be inserted in all of its subcontracts so that COMPANY shall have all the rights set forth herein with respect to each subcontractor.

6.2	DELIVERY OF DTU

The DTU shall be completed in full accordance with this CONTRACT and the SCOPE OF WORK and then delivered to COMPANY afloat, moored, assembled, installed, integrated, tested and commissioned at the SITE on the DTU COMPLETION DATE, unless such date is extended under provisions of this CONTRACT. Subject to Article 6.1, title to the DTU shall pass to COMPANY upon delivery of the DTU by CONTRACTOR to COMPANY. Such delivery shall be evidenced by the Certificate of Delivery and Acceptance pursuant to this Article 6, subject however to Article 10.15.

All certificates and documents applicable to the WORK and the DTU as set forth herein and in

Exhibit A (SCOPE OF WORK)	and/or as may be required for the intended operation of the DTU, including, but not limited to the following shall be delivered to COMPANY on the ACTUAL DTU COMPLETION DATE of the DTU:

a.	Certificate of Delivery and Acceptance signed by CONTRACTOR and accepted in writing by COMPANY REPRESENTATIVE certifying that the DTU is complete in every respect except for COMPANY’s agreed punch list of minor outstanding items and in full accord with all provisions hereof and of Exhibit A ( SCOPE OF WORK), approved plans and agreed change orders.

b.	Bill of Sale.

c.	Certificate of Title, if applicable.

d.	Inventory of stores and consumables.

e.	Inventory of all equipment on the DTU including spare parts and the like.

f.	Instruction Books and Operating Manuals pertaining to the DTU and its equipment.

g.	Builders Certificate on proper form.

h.	Classification certificate from a recognized Classification Society. Note that these certificates may be temporary with the permanent certificates to be delivered to COMPANY as soon as possible thereafter.

i.	All other certificates or other approvals, including relevant government approvals or documents required to commence drill rig installation, required or normally to be furnished upon delivery of the DTU pursuant to this CONTRACT.

j.	Declaration of Warranty by CONTRACTOR that the DTU is delivered to COMPANY free and clear of any liens, charges, claims, mortgages, taxes or other encumbrances of whatever nature affecting COMPANY’S clear title thereto, as well as of all liabilities of the CONTRACTOR to its suppliers and subcontractors, employees or crew, and of all liabilities arising from work performed offshore, or otherwise prior to delivery.

k.	Copies of as-built drawings and other data to the extent complete at the time as specified in

Exhibit A (SCOPE OF WORK)	and suitably assembled, organized and packaged.

6.3	DELIVERY OF FACILITY

Subsequent to the delivery and acceptance of the DTU pursuant to Article 6.2 above, the delivery by CONTRACTOR of RISER SYSTEM 2, and, at COMPANY’s option, RISER

SYSTEM 3, in accordance with this CONTRACT and	Exhibit A (SCOPE OF WORK)

shall constitute delivery of the FACILITY hereunder.

The provisions of Article 6.2 shall, to the extent that they are relevant to RISER SYSTEM 2, and RISER SYSTEM 3, if applicable, apply to the delivery of the FACILITY.

ARTICLE 7 - COST OF THE WORK, INVOICING AND PAYMENT SCHEDULE

7.1	CONTRACT PRICE

As full and complete compensation for the WORK, COMPANY shall pay to CONTRACTOR the CONTRACT PRICE of	two

hundred and forty five million, six hundred and eighty five thousand, three hundred and forty USD ($245,685,340.00USD)

in accordance with the schedule specified in Article 7.2.18, along with any amount or credit for any Change Order specifically agreed and documented in accordance with Article 8 hereto, as well as for any bonus entitlements under Article 5.8 or liquidated damages under Article 5.10.

The CONTRACT PRICE shall not be increased as a result of any increase in CONTRACTOR’S costs unless agreed to by COMPANY in writing under Article 8 hereto. The CONTRACT PRICE excludes service tax under the Service Tax Act 1975.

No prices herein shall be subject to escalation.

7.2	INVOICING AND PAYMENTS SCHEDULE

7.2.1	CONTRACTOR shall, for each of the scheduled payment installments specified in Article 7.2.18, submit to COMPANY within seven (7) days of the achievement of the relevant milestone an invoice for the specified amount due for that particular milestone.

7.2.2	COMPANY will indicate in each CHANGE ORDER as per Article 8, the method by which the cost of the CHANGE ORDER shall be invoiced.

7.2.3	Not used.

7.2.4	Any charges made by CONTRACTOR for items reimbursable at actual cost under this CONTRACT or for payments made on COMPANY’s behalf shall be properly itemised and shall be net of all discounts and allowances, if applicable. Invoices must be supported by sufficient original documentation to fully support such reimbursement and permit verification thereof by COMPANY. Supporting documents include original service ticket, time sheet and/or man-hour reports verified by COMPANY SITE REPRESENTATIVE, third party invoices and/or other supporting data or information as is required or reasonably necessary to support the charges.

7.2.5	All invoices for WORK performed shall be submitted in duplicate, one (1) original and one (1) copy, each complete with the necessary original supporting documentation verified by the COMPANY SITE REPRESENTATIVE and shall indicate the CONTRACT number and title, location where WORK is performed or materials routed to, the name of COMPANY SITE REPRESENTATIVE authorising the services to be performed or materials to be purchased and shall be supported by relevant documentation to permit verification thereof. Invoicing currency shall be indicated on the invoice as specified in Article 7.2.12.

7.2.6	Invoices shall be addressed to COMPANY as follows: -

MURPHY SABAH OIL CO., LTD
Level 26, Tower 2,
PETRONAS Twin Towers,
Kuala Lumpur City Centre,
50088 Kuala Lumpur, Malaysia.

ATTN. : Manager, Finance and Administration

7.2.7	Payments of correct and undisputed invoiced items shall be made on or before the thirtieth (30th) day after receipt of the invoice by wire transfer. If the thirtieth (30th) day falls on Saturday, Sunday or a gazetted public holiday, the next working day shall be deemed to be the due date for payment. Payments for undisputed invoices received after the due date shall be subject to interest charges at the 3-month LIBOR plus two percent (2%) rate.

7.2.8	COMPANY may dispute an invoice and payment due to CONTRACTOR may be withheld by COMPANY on account of:

7.2.8.1	incorrect invoice(s) without the appropriate supporting documentation required by COMPANY.

7.2.8.2	any defective WORK done and not remedied by CONTRACTOR.

7.2.8.3	performance of this CONTRACT, or completion of any part of the WORK not in accordance with the terms of this CONTRACT.

7.2.8.4	Not used.

7.2.8.5	failure of CONTRACTOR to pay amounts due for wages and/or labour or materials used by CONTRACTOR in performing WORK or amounts due to Subcontractors in the performance of WORK without justification.

7.2.9	COMPANY may withhold payment in respect of disputed items until settlement of the dispute. In the event that COMPANY disputes any item on a particular invoice, COMPANY shall be entitled to withhold from making payment only the actual amount in dispute until the settlement of the dispute. COMPANY shall inform CONTRACTOR of the disputed item(s) within thirty (30) days of the receipt by COMPANY of the particular invoice. COMPANY shall be liable for interest payment on wrongfully withheld items at the 3-month LIBOR plus two percent (2%) rate.

7.2.10	If and when the cause or causes for withholding any such payment has/have been remedied or removed by CONTRACTOR and satisfactory evidence of such remedy or removal has been presented to COMPANY, the payments withheld shall be made forthwith by COMPANY.

7.2.11	Not used.

7.2.12	Subject to CONTRACTOR securing the necessary approvals and CONTRACTOR furnishing documentary evidence to COMPANY that CONTRACTOR is duly authorised by Bank Negara Malaysia to accept payment in USD, all payments to CONTRACTOR by COMPANY under the terms of this CONTRACT shall be in USD.

The CONTRACT PRICE is stated in USD and in the event that CONTRACTOR is not authorised to accept in USD then, for the purpose of converting USD to enable payment to be made in Ringgit Malaysia, the rate of exchange to be used shall be the average of the selling and buying rates of Telegraphic Transfer published in the opening of business rate sheet by Malayan Banking Berhad Kuala Lumpur on the date of payment. If such day falls on a day where the rate is not available, the rate quoted immediately before such day shall be used.

7.2.13	Upon notification of any erroneous billings made by or payments made to CONTRACTOR by COMPANY, CONTRACTOR shall within fourteen (14) days, make appropriate adjustments therein and reimburse to COMPANY any amounts of overpayment still outstanding as reflected by said adjustments. Notwithstanding the foregoing, COMPANY shall be entitled to deduct such amount from payment due to CONTRACTOR upon mutual agreement of the Parties. Accordingly, COMPANY shall pay CONTRACTOR any amount of underpayment subject to verification thereof.

7.2.14	Payment made by COMPANY under this CONTRACT shall not preclude the right of COMPANY to thereafter dispute any of the items invoiced and shall not constitute an admission or waiver by COMPANY as to the performance by CONTRACTOR of its obligations hereunder and in no event shall any such payment affect the obligations by CONTRACTOR. Any payments withheld shall be without prejudice to any other rights or remedies available to COMPANY.

7.2.15	All invoices, financial statements / settlements and billings by CONTRACTOR to COMPANY shall reflect properly the facts relating to all activities and transactions handled for COMPANY’s account.

7.2.16	CONTRACTOR shall identify in the invoice the item and the amount subject to service tax under the Service Tax Act 1975 of Malaysia. Such invoice shall be substantiated with the relevant documents specified thereto.

7.2.17	All payment to CONTRACTOR shall be made to:

BANK NAME AND ADDRESS :	HSBC KL
ACCOUNT NUMBER :	MYR A/C : 201 - 430295 - 101
USD A/C : 201 - 430295 - 725
ABA WIRE TRANSFER INFORMATION :

7.2.18 Invoices for the amount of progress payments shall be submitted by CONTRACTOR to COMPANY in accordance with
Article 7.2.1 and	Schedule C-2 Exhibit C (SCHEDULE OF COMPENSATION)

7.3	Subject to Article 7.2, with regard to each of the above progress payments, CONTRACTOR shall submit to COMPANY an invoice which shows:

7.3.1	the CONTRACT PRICE.

7.3.2	documentation of the current status and justification of the installment payment due complete with COMPANY SITE REPRESENTATIVE’s signature.

7.3.3	the portion of said CONTRACT PRICE amount invoiced previously.

7.3.4	the payment sum due.

7.3.5	the payment due date.

7.4	Not used.

ARTICLE 8 - CHANGES IN THE WORK

8.1	COMPANY shall have the right to make any changes in the WORK (i.e., alterations, additions or reductions) as it sees fit under the provisions of this Article. Except as specifically provided in this CONTRACT, there shall be no changes to the WORK, SCOPE OF WORK, any particulars of this CONTRACT or the CONTRACT PRICE. For clarification, the following are some of the matters which do not constitute a change in the WORK and shall not affect the CONTRACT PRICE or BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE:

8.1.1	Changes, modifications, corrections and additional drawings or specifications that occur during the engineering/design of the project necessary to develop a conceptual design intent into sufficient detail for the procurement, construction, installation and operational phases of the project in compliance with the SCOPE OF WORK, save for any modifications to the WORK resulting from changes, errors or omissions in the DESIGN SPECIFICATIONS.

8.1.2	Modifications to the WORK resulting from errors or omissions in the PRELIMINARY ENGINEERING DOCUMENTS.

8.1.3	Corrections made necessary due to CONTRACTOR’S noncompliance with the DESIGN SPECIFICATIONS, Classification Society rules and requirements, or other applicable governmental regulations.

8.1.4	Remedial work made necessary by non-compliance of CONTRACTOR or its subcontractors, vendors or agents with instructions, drawings or specifications.

8.1.5	Modifications made necessary to comply with requirements of the CONTRACTOR-nominated Marine Warranty Surveyor.

8.2	If after the date of submission of CONTRACTOR’S BID PROPOSAL there are any mandatory changes to the rules or requirements of the Classification Society or other governmental regulations or laws (including tax laws) which affect the FACILITY and the WORK, then CONTRACTOR shall promptly notify COMPANY thereof and comply therewith. COMPANY shall agree to necessary changes in the SCOPE OF WORK and the WORK which may become necessary as a result of any such mandatory changes to those rules, requirements and regulations or laws (including tax laws).

For the avoidance of doubt, if after the date of submission of CONTRACTOR’s BID PROPOSAL there shall be enacted or promulgated in Malaysia any new tax statute, changes in existing tax laws, codes, treaties or regulations or interpretations thereof, which impact

CONTRACTOR and affects the CONTRACT PRICE, CONTRACTOR shall be entitled to a CHANGE ORDER under the provisions of Article 8 hereof.

8.3	Only changes that would result in extra work, or extra material or equipment, or the rework of completed work or a change or modification in CONTRACTOR’s planned performance of the WORK by CONTRACTOR over and above what would have been required had the change not been incorporated can be the cause of extra cost or delay, subject to Article 8.5.

8.4	COMPANY shall have the absolute unfettered right to make changes in the FACILITY and/or SCOPE OF WORK as COMPANY shall see fit and submit same to CONTRACTOR in writing together with such particulars sufficient to describe the changes to CONTRACTOR. CONTRACTOR shall as soon as practicable thereafter, but not longer than twenty (20) days after receipt of such change request (unless a longer period is approved by COMPANY, which approval shall not be unreasonably withheld), notify COMPANY in writing of any adjustment to the CONTRACT PRICE, as calculated in accordance with this Article 8, and any proposed impact on the BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE if such change would be implemented. COMPANY shall notify CONTRACTOR in writing within twenty (20) days after receipt of CONTRACTOR’S proposed adjustment, and if COMPANY agrees to the adjustment so proposed, the change shall take effect. In no case shall COMPANY be responsible for the cost of any change, or any impact on BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE unless it has given its specific approval in writing in accordance with provisions of this Article,

PROVIDED however that COMPANY shall be entitled at any time to instruct in writing CONTRACTOR to, and CONTRACTOR shall, upon receiving such written instruction, forthwith proceed with the change, pending agreement on the adjustment to the CONTRACT PRICE pursuant to Article 8.6 or impact on BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE, if any, which agreement shall not be unreasonably withheld by either Party.

8.5	Any proposed adjustment to the CONTRACT PRICE or BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE notified by CONTRACTOR to COMPANY pursuant to this Article shall be accompanied by a detailed breakdown showing how the extra cost was calculated as further described below as well as justification of any impact on the BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE.

8.6	Subject to Article 8.10, all cost adjustments resulting from changes to the WORK arising under this Article shall be agreed on a lump sum basis.

8.7	Not used.

8.8

If, pursuant to Article 8.5 and Article 8.6, CONTRACTOR and COMPANY cannot agree on an adjustment to the CONTRACT PRICE, BONUS MILESTONE DATES, DTU COMPLETION DATE and/or the FINAL COMPLETION DATE, COMPANY may, at its

option, cancel the change or require that the change be made on the basis that CONTRACTOR shall demonstrate, by reference to the assessed impact of such change on the CONTRACT PRICE, the Project Schedule for the FACILITY referred to in Article 5 hereto currently in force at the time the change is proposed by COMPANY, the actual impact of the change on the CONTRACT PRICE, the BONUS MILESTONE DATES, DTU COMPLETION DATE and/or the FINAL COMPLETION DATE whereupon the CONTRACT PRICE, the BONUS MILESTONE DATES, DTU COMPLETION DATE and/or the FINAL COMPLETION DATE will be adjusted accordingly. Such demonstration shall include an up-to-date critical path schedule and construction schedule showing where the delay occurred and why it has the effect on the CONTRACT PRICE, the BONUS MILESTONE DATES, DTU COMPLETION DATE and/or the FINAL COMPLETION DATE claimed by CONTRACTOR. In no event will an impact on delivery due to a change be used to offset an existing delay for which CONTRACTOR is responsible.

In the event that notwithstanding such demonstration, the parties are still unable to agree upon the impact on the CONTRACT PRICE, the BONUS MILESTONE DATES, DTU COMPLETION DATE and/or the FINAL COMPLETION DATE the matter will forthwith be referred to an independent third party expert experienced in such construction, to be mutually agreed by the parties, who shall be required to determine the impact of the change on the CONTRACT PRICE, the BONUS MILESTONE DATES, DTU COMPLETION DATE and/or the FINAL COMPLETION DATE by expert opinion which shall be final and binding on the parties. The cost of such expert shall be borne by the non-prevailing party.

If the Parties fail to agree on the independent third party expert, then the aforesaid matters shall be resolved in accordance with Article 29.3.

8.9	Not used.

8.10	Cost for changes at the SITE during Installation requested by COMPANY in writing shall be at the daily rates stipulated in Appendix 3 Exhibit C (SCHEDULE OF COMPENSATION) which indicate total cost to COMPANY. The provisions of this CONTRACT will continue to apply during extra work at the SITE. CONTRACTOR and COMPANY shall agree as to all time spent on extra work at the end of each day for the SITE and this shall be logged on the daily report. Any disputes arising from failure to agree on what constitutes extra work shall be resolved in accordance with Article 29.3.

ARTICLE 9 - REPRESENTATIONS, WARRANTIES AND GUARANTEES

9.1

CONTRACTOR represents, warrants and guarantees that the WORK shall meet all of the requirements set forth in this CONTRACT including the incorporated documents and shall conform to the SCOPE OF WORK (including DESIGN SPECIFICATIONS). CONTRACTOR further represents, warrants and guarantees that the FACILITY shall be capable of achieving the throughput capability of the FACILITY as defined in the SCOPE OF WORK. CONTRACTOR further represents, warrants and guarantees that all materials, equipment, tools and supplies which become a part of the FACILITY shall be new and conform to the SCOPE OF WORK (including DESIGN SPECIFICATIONS).

CONTRACTOR warrants that all of the equipment and services furnished under this CONTRACT shall comply in all respects with all the relevant regulations, rulings, orders and standards, promulgated by any regulatory or governmental authority having jurisdiction.

9.2	COMPANY shall notify CONTRACTOR in writing promptly after discovery of any breach of CONTRACTOR’S representations, warranties and guarantees as set forth in this Article 9 which may appear at

any time but not later than	twelve (12) calendar months

after the ACTUAL DTU COMPLETION DATE in the case of failure of the DTU to meet a requirement set forth in this CONTRACT including the incorporated documents or in respect of any other breach of CONTRACTOR’S representations, warranties, and guarantees. In such event, CONTRACTOR shall re-perform the engineering, purchasing services and construction supervision and provide all material, labor and equipment to the extent necessary to correct any breach to make the WORK conform to said representations, warranties and guarantees with all expense thereof to be for CONTRACTOR’S account. If in the course of correcting any such breach CONTRACTOR replaces or renews or repairs any portion of the FACILITY, the provisions of this Article 9.2 shall apply to the portion of the FACILITY so replaced or renewed or repaired until

the expiration of	twelve (12) calendar months

from the date of such replacement or renewal or repair,

PROVIDED that specifically in respect of RISER SYSTEM 2, and, RISER SYSTEM 3, if

applicable, the	twelve (12) calendar months

warranty period shall commence from the date the relevant RISER SYSTEM has been actually delivered in accordance with this CONTRACT, and

PROVIDED further that in no event shall said representations, warranties and guarantees

(i)	for the DTU exceed twenty four (24) calendar months from ACTUAL DTU COMPLETION DATE ,

(ii)	for RISER SYSTEM 2, and, RISER SYSTEM 3, if applicable, exceed twenty four (24) calendar months from the date the relevant RISER SYSTEM has been actually delivered in accordance with this CONTRACT.

9.3	CONTRACTOR shall endeavour to obtain from all subcontractors and vendors and cause to be extended to COMPANY representations, warranties and guarantees equal to or greater than those provided by CONTRACTOR with respect to materials and workmanship of third-party manufactured equipment, tools and supplies furnished by such subcontractors and vendors. All representations, warranties and guarantees shall be written so as to survive all inspections, tests and approvals of the COMPANY and CONTRACTOR.

9.4

CONTRACTOR shall be responsible for enforcing the representations, warranties and guarantees specified in Article 9.3 above, commencing at the time such representation, warranty or guarantee is furnished and ending concurrently with CONTRACTOR’s representations, warranties or guarantees specified in Article 9.2. The cost of any equipment, material or labor required to replace or repair defective equipment or material furnished by subcontractors or vendors shall be for the account of CONTRACTOR to the extent same is not recoverable pursuant to the representations, warranties or guarantees of said subcontractors and vendors.

9.5	If, at any time during the performance of the WORK or during the period specified above the representations, warranties or guarantees set forth in this Article 9 are found to have been breached, CONTRACTOR, within ten (10) days of receipt of COMPANY’S written notice of such breach, shall mutually agree with COMPANY when and how it intends to remedy said breach. Should CONTRACTOR and COMPANY fail to reach an agreement within ten (10) days of CONTRACTOR’s receipt of COMPANY’s written notice of such breach or should CONTRACTOR not begin and diligently proceed to complete said remedy within the time agreed to, COMPANY after so advising CONTRACTOR in writing shall have the right to perform or have performed by third parties the necessary remedy, and all reasonable costs thereof shall be borne by CONTRACTOR.

Notwithstanding the foregoing, if corrective work is required to be performed to the RISER SYSTEM after delivery, then CONTRACTOR’s liability for correcting defective WORK or in respect of any other breach of CONTRACTOR’s representations, warranties and guarantees shall be limited to the cost of correcting such defects caused by CONTRACTOR at CONTRACTOR’s onshore facility or re-supplying parts of the RISER SYSTEM at an onshore location. COMPANY shall bear the cost of dismantling and reinstalling any FACILITY that interferes with or obstructs access to any warranty repairs CONTRACTOR may be required to perform. CONTRACTOR shall not be liable for any costs associated with the recovery, removal, transportation to/from COMPANY’s shore base or reinstallation of any parts of the RISER SYSTEM.

9.6	CONTRACTOR agrees that all of CONTRACTOR’S and its subcontractors’ representations, warranties and guarantees contained in this CONTRACT are and shall be deemed material and shall survive the completion of this CONTRACT.

9.7	CONTRACTOR makes no other representations, warranties or guarantees, express or implied, with respect to the WORK whether based on contract, tort, strict liability or otherwise. Any implied or statutory warranties of fitness for purpose, merchantability or other statutory remedies which are inconsistent with this article are expressly waived.

ARTICLE 10- TEST, INSPECTION, REPAIR, ACCEPTANCE OF THE WORK

10.1	COMPANY shall at all times have the right to inspect the WORK and, all materials, workmanship, equipment, temporary facilities and the FACILITY to be provided by CONTRACTOR under the terms of this CONTRACT, shall be subject to such inspection and tests at such locations as COMPANY may at any time and from time to time direct in accordance with this CONTRACT. CONTRACTOR shall, at its own cost, provide all such assistance, instruments, machines, labor, materials and consumables as are normally required for examining, measuring and otherwise testing the item to be tested and the quality, weight or quantity of the materials used therein, including, but not limited to, any inspections, verifications, checks and assurances.

10.2	CONTRACTOR shall, at its cost, furnish to COMPANY for testing samples of such of the materials to be used in the FACILITY as COMPANY shall at any time and from time to time specify in accordance with this CONTRACT.

10.3	COMPANY shall have the right to reject, at any time, any portion of the WORK including, but not limited to, engineering, materials, equipment, installation, tools or supplies which does not comply with CONTRACTOR’S representations, warranties, or guarantees, conform to SCOPE OF WORK, or is of improper or inferior design or workmanship. CONTRACTOR shall, if so directed by COMPANY, repair, rectify or make good any part of the WORK so rejected.

10.4	CONTRACTOR shall at all times be prepared to explain and/or defend the WORK to such governmental, testing, inspecting and/or certifying authorities or agencies as COMPANY may designate, and CONTRACTOR shall, at its cost, perform and document the WORK (or any relevant part thereof) in such manner as to permit the timely approval thereof by such authorities and agencies.

10.5	No part of the WORK shall be covered up or put out of view without the CONTRACTOR providing reasonable notice and affording full opportunity for COMPANY to examine such WORK prior to being covered up or put out of view.

10.6	CONTRACTOR shall uncover such parts of the WORK or make openings in and through the same as COMPANY may at any time or from time to time direct in accordance with this CONTRACT and shall reinstate and make good the same in accordance with this CONTRACT. All costs of providing such access and of such reinstatement shall be borne by CONTRACTOR if:

10.6.1	CONTRACTOR failed to advise COMPANY that such part of the WORK was about to be covered, failed to afford COMPANY full opportunity to examine such WORK prior to it being covered or concealed or otherwise failed to afford COMPANY access to such part; or

10.6.2	Upon uncovering such part of the WORK, such part contains a fault, defect or imperfection requiring correction which arose from CONTRACTOR’S failure to perform such part of the WORK in accordance with this CONTRACT

PROVIDED that if such uncovering shows that there was compliance with this CONTRACT, then COMPANY shall issue a change in the WORK in respect of the unavoidable cost and schedule changes incurred as a result of stoppage of the WORK.

10.7	CONTRACTOR shall at its own cost search in accordance with this CONTRACT for the cause of any fault, defect or imperfection in the WORK or any part thereof and shall repair, rectify and make good the same.

If any such fault, defect or imperfection is suspected by COMPANY, it may direct CONTRACTOR to make such search. All costs for a search arising from CONTRACTOR’s performance of the WORK which uncovers, a fault, defect or imperfection, and all costs for such remedial work shall be borne by CONTRACTOR.

PROVIDED that if such uncovering shows that there was compliance with this CONTRACT, then COMPANY shall issue a change in the WORK in respect of the unavoidable cost and schedule changes incurred as a result of stoppage of the WORK.

10.8	CONTRACTOR shall, whenever so ordered by COMPANY and at CONTRACTOR’S cost:

10.8.1	remove from the work area, within such time or times as may be specified in the order, any and all materials, goods, supplies, equipment and other items furnished by CONTRACTOR which do not fulfill the requirements relating thereto set forth in this CONTRACT.

10.8.2	substitute therefore materials, goods, supplies, equipment or other items that fulfill such requirements.

10.8.3	properly re-perform any WORK that was initially performed using and/or incorporating such faulty materials, goods, supplies, equipment or other items.

10.9	CONTRACTOR agrees that no payment made by COMPANY under the terms of this CONTRACT shall constitute, or shall be construed to constitute, the acceptance of any faulty or defective WORK.

10.10	Notwithstanding COMPANY’S right of inspection hereunder, it shall remain CONTRACTOR’s responsibility to establish proper Quality Control and Assurance Procedures covering all aspects of the WORK at all locations where the WORK, or portions thereof, are performed; and to insure that such Quality Control and Assurance Procedures are implemented and accomplished. Prior to notification to COMPANY that the FACILITY, or any part thereof, is ready for COMPANY’S inspection and acceptance, CONTRACTOR shall verify that all of the appropriate Quality Control and Assurance Procedures have been satisfied and the appropriate sign-offs and approvals have been obtained in writing including, but not limited to:

a.	all intermediate inspections and tests have been completed, repairs made and documentation prepared.

b.	material traceability documentation has been completed.

c.	alignment checks have been completed, repairs made and documentation prepared.

d.	all deficiency reports have been resolved and signed off by the COMPANY.

e.	equipment nameplate data has been verified and documented.

f.	all non destructive testing (NDT) has been completed, repairs made and retested and documentation prepared.

g.	The WORK, or any part thereof, has been put into proper completed condition.

The above requirements regarding Quality Control and Assurance shall also apply prior to the movement of any component away from its fabrication area or to the closing up of any area such that said requirements could not reasonably be accomplished.

10.11	After all applicable provisions of this CONTRACT and the SCOPE OF WORK have been met, CONTRACTOR shall notify COMPANY in writing that the FACILITY, or the appropriate part thereof, is deemed ready for acceptance under Article 6.2 and 6.3, as the case may be. Without prejudice to Article 6.2 or Article 6.3 as the case may be, within ten (10) days of such notification, COMPANY shall acknowledge that the FACILITY or appropriate part thereof is ready for acceptance, by accepting the Certificate of Delivery and Acceptance in writing, and shall advise CONTRACTOR in writing of any known defects or deficiencies that are discovered and CONTRACTOR shall promptly correct such defects or deficiencies to comply with the requirements of this CONTRACT.

10.12	At an appropriate time during the performance of the WORK, as determined by COMPANY, COMPANY shall provide various operating personnel to the JOBSITE and the SITE to witness construction, testing and commissioning generally to test the FACILITY under design conditions insofar as practicable. This shall not relieve CONTRACTOR of his responsibility for testing and commissioning hereunder.

10.13	Inspection or lack thereof by COMPANY, approval or acceptance by COMPANY or lack thereof, or payment by COMPANY with respect to any part of the WORK shall not relieve CONTRACTOR of responsibility to complete unperformed WORK, or for improperly performed obligations or WORK. COMPANY’S acceptance of or failure to reject the WORK shall not be deemed to be a waiver of any provisions of this CONTRACT.

10.14	CONTRACTOR shall provide office space at the work areas and the SITE and the JOBSITE for COMPANY’S personnel including appropriate space and furnishings, secretary, computers, phones, e-mail, parking, and other required items as defined in the SCOPE OF WORK.

10.15	Final acceptance of the WORK shall be conditioned upon the following:

a.	Completion, delivery and formal acceptance by COMPANY of the WORK in accordance with Article 6.

b.	Correction of all defects and deficiencies to comply with the requirements of this CONTRACT.

c.	Not used.

d.	Receipt, storage and handover by CONTRACTOR of COMPANY furnished supplies, spares, consumables.

e.	Receipt by COMPANY of all technical and operational information required.

f.	Receipt by COMPANY of appropriate release of liens and claims.

g.	Receipt by COMPANY of all Regulatory and the Classification Society certificates and approvals.

h.	Receipt by COMPANY of all As-Built drawings and documentation.

i.	Not used.

Such final acceptance shall be evidenced by the Final Acceptance Certificate to be issued by COMPANY.

ARTICLE 11 -MARINE CRAFT

11.1	All marine craft required to perform the WORK shall be in good working condition and properly rigged to perform the WORK. During the performance of the WORK, CONTRACTOR shall provide all marine craft required to perform the SCOPE OF WORK. Such marine craft and equipment shall be and remain in compliance with all applicable laws, rules and regulations and shall in every way be seaworthy and fit for service in unprotected marine waters with their machinery, equipment and hull in good condition and with a full and competent complement of master, officers and crew appropriate for such marine craft.

11.2	CONTRACTOR shall ensure that prior to the date of commencement of any marine operations valid Certificates appropriate for the marine craft’s intended services hereunder issued by the appropriate governmental or other authorities shall be made available.

11.3	CONTRACTOR shall make all reasonable efforts to ensure that there is a sufficient stock of spare parts for such marine craft and associated equipment to ensure that breakdown does not impede the progress of the WORK.

11.4	CONTRACTOR at its own cost shall perform all maintenance of and repair to such marine craft.

11.5	CONTRACTOR shall operate, maintain and be fully responsible for the navigation of all such marine craft.

ARTICLE 12 -WEATHER DOWN TIME

12.1	CONTRACTOR shall familiarize itself with the weather conditions that can be expected to occur in all areas where the WORK is to be performed. CONTRACTOR has included the cost of any such down time or interruptions in the WORK caused by such weather in the

CONTRACT PRICE except as specifically provided in	EXHIBIT C (SCHEDULE OF

COMPENSATION)	hereto and CONTRACTOR shall not receive any additional

reimbursement from COMPANY for any cost attributable thereto, nor shall CONTRACTOR be granted any extension of time by COMPANY (other than for Force

Majeure events as stipulated in Article 27) for any such down time or interruptions in the WORK experienced during the performance of the WORK,

PROVIDED however if in COMPANY’s sole opinion any such downtime or interruptions in the WORK caused by weather has occurred notwithstanding that CONTRACTOR has carried out appropriate planning and engineering, and installation equipment selection, COMPANY shall compensate CONTRACTOR for offshore standby costs per Exhibit C incurred beyond a cumulative period of seven (7) calendar days of delay of the DTU COMPLETION DATE attributable to such downtime or interruptions in
the WORK, subject however to a maximum limit of	four million USD ($4,000,000 USD).

PROVIDED further that if in COMPANY’s sole opinion any such downtime or interruptions as aforesaid has occurred

15 November through 15 February	as a direct consequence of a CHANGE ORDER,
COMPANY shall compensate CONTRACTOR for offshore standby costs per Exhibit C incurred beyond a cumulative period of seven (7) calendar days of delay of the DTU COMPLETION DATE attributable to such downtime or interruptions in the
WORK, subject however to a maximum limit of

ARTICLE 13 - DUMPING, POLLUTION, WRECKS AND DEBRIS

13.1	CONTRACTOR shall in respect of the equipment or marine craft of CONTRACTOR, its contractors and/or subcontractors exercise all reasonable diligence to conduct its operations in a manner that will prevent pollution and CONTRACTOR shall comply with all applicable laws, ordinances, rules, regulations and CONTRACT provisions regarding pollution and the removal of wrecks and/or debris of such equipment or marine craft from the surface or sea bottoms. No trash, waste oil, bilge water, fuel or other pollutants or any object or piece of equipment shall be discharged, disposed of or dumped or allowed to escape from CONTRACTOR’s, its contractors and/or subcontractors’ equipment or marine craft into the sea. CONTRACTOR shall take reasonable measures to instruct its personnel and its subcontractors in such matters, and shall at its own expense clean up any such pollution caused, and shall remove the wreck of any equipment or marine craft or part thereof supplied by it or its subcontractors or in its care, custody and control said equipment or marine craft or part thereof supplied by CONTRACTOR, its contractors and/or subcontractors in the course of performing the WORK and in any event to the extent that CONTRACTOR is required under instruction from any government authority having jurisdiction to so instruct.

13.2	Should there be a discharge or escape of any appreciable quantity of pollutants or contaminants during CONTRACTOR’S performance of the WORK, CONTRACTOR shall immediately notify COMPANY SITE REPRESENTATIVE.

a.	CONTRACTOR shall assume all responsibility for, including control and removal of, and defend, indemnify and hold COMPANY GROUP, harmless against and from loss, cost or damage arising from pollution or contamination:

1)	which originates above the surface of the land or water from spills or leaks of fuels, lubricants, motor oils, pipe dope, paints, solvents, ballasts, bilge, garbage, sewage, and other materials in CONTRACTOR’S possession and control emanating from the equipment or marine craft or vessels of CONTRACTOR, its contractors and/or subcontractors, whether or not caused by the negligence of CONTRACTOR, its contractors and/or subcontractors.

2)	resulting from fire, blowout, cratering, seepage, or any other uncontrolled flow, from surface or sub-surface, of oil, gas or water from wells during the conduct of operations hereunder or from the FACILITY when caused by CONTRACTOR’S negligence, but only up to and not in excess of the first five hundred thousand USD ($500,000 USD) per occurrence of such loss, cost or damage.

3)	resulting from leakage or other uncontrolled flow of oil, gas or water from pipelines, including lines on or in submerged lands, ruptured or damaged by CONTRACTOR’S vessels, barges, anchors or other equipment, or by CONTRACTOR’S operations, when such rupture or damage is caused by CONTRACTOR’S negligence, but only up to and not in excess of the first five hundred thousand USD ($500,000 USD) per occurrence of such loss, cost or damage.

b.	Without relieving CONTRACTOR of any of its obligations above provided, it is agreed that COMPANY may take part to any degree it deems necessary in the control and removal of any pollution or contamination which is the responsibility of CONTRACTOR under the foregoing provisions, and CONTRACTOR shall reimburse COMPANY for the cost thereof, subject to any limitation above provided, upon the receipt of billing therefor from COMPANY.

c.	Indemnifications by COMPANY per the below apply only for the area of work applicable to the installation covered herein which shall be defined as that certain area within ten (10) kilometers radius of the SITE. Limits of CONTRACTOR’S indemnifications per paragraphs a and b above do not apply outside of the area of work.

d.	COMPANY shall assume all responsibilities for, including control and removal of and indemnify and hold CONTRACTOR GROUP, harmless against and from loss, cost or damage for those in 13.2 a. 2) and 3) above in excess of five hundred thousand USD ($500,000 USD) per occurrence for any such loss, cost or damage.

ARTICLE 14 -COMMENCEMENT OF OFFSHORE ACTIVITIES

14.1	The offshore portion of the WORK shall be performed by CONTRACTOR in accordance with the SCOPE OF WORK.

14.2

In addition to the notification requirements of Article 5.7 above, CONTRACTOR shall give COMPANY written notification thirty (30) days in advance of the expected week when CONTRACTOR proposes to commence the offshore portion of the WORK and thereafter shall confirm the actual day in said week ten (10) days prior to the day of CONTRACTOR’S arrival at the offshore SITE.

14.3	If CONTRACTOR fails to give proper notice as specified above or if CONTRACTOR’S marine craft have not been approved as specified herein, COMPANY will not be obligated to provide access to the offshore SITE until such notice and/or approval has been given.

ARTICLE 15 - INTERFACE MANAGEMENT

15.1	During the performance of the WORK, CONTRACTOR shall coordinate its operations with COMPANY and/or COMPANY’S personnel and cooperate with COMPANY’S other contractors who may be performing work at, near or on the JOBSITE(S) or SITE and be prepared to work in conjunction with any such contractor. CONTRACTOR’s interface management

responsibilities are detailed in	Exhibit A (SCOPE OF WORK).

15.2	Whilst CONTRACTOR shall co-operate and co-ordinate its operations fully with COMPANY and COMPANY’s other contractors, any unavoidable delays due to lack of access caused by COMPANY and/or COMPANY’s other contractors shall be subject to Article 8 and 5A.1.

ARTICLE 16 - SALVAGE

16.1	CONTRACTOR shall, as and when required by law, salvage at CONTRACTORS’s own cost COMPANY’S or COMPANY’s contractors’ or COMPANY’s sub-contractors’ property,

Provided however COMPANY shall reimburse all reasonable direct salvage costs incurred by CONTRACTOR where, and to the extent that,

(i)	such property so salvaged was carried out on COMPANY’s request, and

(ii)	CONTRACTOR has not earlier in any way through its default, error or neglect in connection with the performance of the WORK caused the said property being sunk, dropped overboard, abandoned in the sea or on the seabed or otherwise lost.

16.2	CONTRACTOR shall waive all salvage claims should it, under any circumstances, claim salvage for any of COMPANY’S or its contractors’ or its subcontractors property during the term of this CONTRACT. Provided CONTRACTOR is paid in accordance with Article 16.1, CONTRACTOR shall be responsible for, and shall defend, indemnify and hold COMPANY harmless against, all costs, charges, claims and expenses arising out of or in any way connected with any right to salvage proceeds which any of the employees, servants or agents of CONTRACTOR or CONTRACTOR’S contractors or CONTRACTOR’S subcontractors may have or claim in the event CONTRACTOR, or any of its subcontractors, perform salvage operations on COMPANY’S or COMPANY’s contractors’ or COMPANY’s sub-contractors’ property.

ARTICLE 17 - LABOR RELATIONS

17.1	Within 30 days after the EFFECTIVE DATE of this CONTRACT and quarterly thereafter, CONTRACTOR shall determine the approximate number of craftsmen available and required for execution of the WORK and will project such availability and requirement throughout the term of this CONTRACT. The results of these determinations shall be sent to COMPANY within ten (10) calendar days after the determinations have been made. CONTRACTOR shall advise COMPANY promptly, in writing, of any labor dispute or anticipated labor dispute which may be expected to affect the performance of the WORK by CONTRACTOR or any of its subcontractors. CONTRACTOR shall cause all conditions of this Article 17 to be inserted in all of its subcontracts so that COMPANY and CONTRACTOR shall have the rights herein set forth with respect to each subcontractor.

ARTICLE 18 – INSURANCE

18.1	CONTRACTOR Provided Insurance - CONTRACTOR shall maintain, at its sole cost, and shall require any subcontractor it

may engage to maintain, at all times while performing the WORK hereunder, the insurance coverage set forth in	Exhibit G

(INSURANCE PROVIDED BY CONTRACTOR)	with insurance companies rated A- or better in the most recent published edition of Best’s Report, as stated or insurers acceptable to COMPANY. To the extent of CONTRACTOR’s indemnity obligations under this CONTRACT, a certificate naming COMPANY as additional insureds and evidencing coverages, specifically quoting the indemnification provisions set forth in this CONTRACT and waiving all rights of subrogation, but such naming and waiving shall only be to the extent of the indemnity obligations assumed by CONTRACTOR in this CONTRACT, against COMPANY GROUP shall be delivered to COMPANY prior to commencement of the WORK, or in case of a subcontractor, prior to the commencement of subcontractor’s part of the WORK. Such certificates shall provide that any change restricting or reducing coverage or the cancellation of any policies under which certificates are issued shall not be valid as respects the interest of COMPANY and other working interest owners therein until COMPANY has received thirty (30) days notice in writing of such change or cancellation. CONTRACTOR’s liabilities shall not be limited in any way by the amounts of available insurance coverage. Failure to secure the insurance coverages, or the failure to comply fully with any of the insurance provisions of this CONTRACT, or the failure to secure such endorsements on the policies as may be necessary to carry out the terms and conditions of this CONTRACT, shall in no way act to relieve CONTRACTOR from the obligations of this CONTRACT, any provisions hereof to the contrary notwithstanding. In the event that liability for loss or damage be denied by the insurer(s) in all or in part, because of breach of the said insurance provisions by CONTRACTOR, or for any other reason, or if CONTRACTOR fails to maintain any of the insurances herein required, CONTRACTOR shall hold harmless, defend and indemnify COMPANY GROUP and its insurers against all claims, demands, costs and expenses, including attorney’s fees, which would otherwise be covered by said insurances. Notwithstanding anything to the contrary herein, CONTRACTOR’s indemnity obligations under this CONTRACT (express or implied) shall not be limited in amount or in scope of coverage to the insurance which is required to be secured by CONTRACTOR under this CONTRACT. The naming of COMPANY as an additional assured, the primary status of CONTRACTOR’s policies of insurance and the underwriter’s agreement to waive all rights of subrogation against COMPANY GROUP shall only be to the extent and not in excess of or beyond the risks for which CONTRACTOR has agreed to indemnify or release COMPANY under this CONTRACT.

18.2	COMPANY Provided Insurance - COMPANY will procure and maintain at its own expense the insurance coverages set forth in

Exhibit F (INSURANCE PROVIDED BY COMPANY)	and no charge for such insurance shall be included by CONTRACTOR

in the CONTRACT PRICE. Deductibles for the insurance coverage set forth in	Exhibit F (INSURANCE PROVIDED BY

COMPANY)	shall be for the account of CONTRACTOR if and to the extent that any claim thereunder is attributable to the act,

omission or breach of CONTRACTOR. Any invalidation of coverage, exceptions and exclusions and/or warranties in the CAR insurance policy which are brought into effect by the act, omission or breach of CONTRACTOR shall be for the account of CONTRACTOR. CONTRACTOR shall comply in all respects with any conditions stipulated in the insurance policies which COMPANY is required to obtain pursuant to this CONTRACT, and refrain from any action which might prejudice the continued effectiveness of such insurance so long as COMPANY provides CONTRACTOR with prior written notification of these requirements and these requirements are customary for the SCOPE OF WORK and are reasonable in nature. CONTRACTOR shall provide required information to, and coordinate with, any insurance surveyor appointed under COMPANY’s insurance to undertake preshipment, loading and discharge surveys. CONTRACTOR shall comply with and shall cause its contractors and subcontractors to comply with any claims or accident notification, recording and investigation procedures required by COMPANY in connection with COMPANY’s insurance. To the extent of COMPANY’s indemnity obligations under this CONTRACT, COMPANY shall name CONTRACTOR GROUP as additional insureds and shall ensure all COMPANY’s insurances waive all rights of subrogation against CONTRACTOR GROUP, subject to CONTRACTOR GROUP complying with any QA/QC requirements contained within the CAR insurance policy. CONTRACTOR shall be named

as an additional assured under all policies of insurances provided by COMPANY	under Exhibit F	but only to the extent of

COMPANY’s indemnification obligations. COMPANY shall ensure all COMPANY’s insurances waive all rights of subrogation against CONTRACTOR and its subcontractors of all tiers.

18.3	Claim by CONTRACTOR:

Any claim by CONTRACTOR against COMPANY-provided insurance shall require the prior written consent of COMPANY which consent shall not be unreasonably withheld, and be made through COMPANY. CONTRACTOR shall fully co-operate with COMPANY which shall be entitled to control or manage the handling of the claim with the insurance underwriter.

18.4	Basis for Breach - CONTRACTOR’s or COMPANY’s failure to keep the required insurance coverage, stipulated in	Exhibit G

(INSURANCE PROVIDED BY CONTRACTOR)	and	Exhibit F (INSURANCE PROVIDED BY COMPANY)	respectively, in

effect during the term of this CONTRACT shall constitute a breach of this CONTRACT, and the non-defaulting party shall have the right at its option, in addition to other rights, to terminate within thirty (30) days this CONTRACT with resultant costs to be borne by the defaulting party.

ARTICLE 19 – INDEMNIFICATION

19.1	Notwithstanding anything to the contrary contained herein, CONTRACTOR agrees to indemnify, defend and save harmless COMPANY GROUP from and against any and all claims, losses and expenses (including without limitation all costs, demands, damages, suits, judgments, fines, penalties, liabilities, reasonable attorneys’ fees, and causes of action of whatsoever nature or character, whether known or unknown, and including without limitation claims, losses and expenses for property damage, bodily injury, illness, disease, death, or loss of services, wages, consortium or society) in any way, directly or indirectly, arising out of, or related to, the performance or subject matter of this CONTRACT or the ingress, egress, or presence on any premises (whether land, building, vehicle, platform, aircraft, vessel or otherwise) owned, operated, chartered, leased, used, controlled or hired by COMPANY GROUP or CONTRACTOR GROUP, and which are asserted by or arise in favor of CONTRACTOR GROUP and expressly including any claims, losses or expenses actually or allegedly caused by the sole, active, passive, concurrent or partial negligence (of whatever nature or character), fault or strict liability of COMPANY GROUP or any other person or the unseaworthiness, unairworthiness or defective condition of vessels, craft or premises, whether or not preceding or during the execution of this CONTRACT.

19.2	Notwithstanding anything to the contrary contained herein, COMPANY agrees to indemnify, defend and save harmless CONTRACTOR GROUP from and against any and all claims, losses and expenses (including without limitation all costs, demands, damages, suits, judgments, fines, penalties, liabilities, reasonable attorneys’ fees, and causes of action of whatsoever nature or character, whether known or unknown, and including without limitation claims, losses and expenses for property damage, bodily injury, illness, disease, death, or loss of services, wages, consortium or society) in any way, directly or indirectly, arising out of , or related to, the performance or subject matter of this CONTRACT or the ingress, egress, or presence on any premises (whether land, building, vehicle, platform, aircraft, vessel or otherwise) owned, operated, chartered, leased, used, controlled or hired by COMPANY GROUP or CONTRACTOR GROUP, and which are asserted by or arise in favor of COMPANY GROUP, and expressly including any claims, losses or expenses actually or allegedly caused by the sole, active, passive, concurrent or partial negligence (of whatever nature or character), fault or strict liability of CONTRACTOR GROUP or any other person or the unseaworthiness, unairworthiness or defective condition of vessels, craft or premises, whether or not preceding or during the execution of this CONTRACT.

19.3	CONTRACTOR and COMPANY agree that their respective obligations as indemnitor of the other party under the voluntary and mutual indemnity agreements set forth above will be supported by liability insurance in amounts and coverages provided by each indemnitor to the other party as required by this CONTRACT. CONTRACTOR agrees to have its underwriters name COMPANY as additional assureds and waive subrogation rights against COMPANY GROUP, but only to the extent of the risks for which CONTRACTOR has agreed to assume responsibility and indemnify or release COMPANY GROUP under this CONTRACT. The limits and coverages of the said insurances shall in no way limit the liabilities or obligations assumed by the Parties under this Article 19.

19.4	Subject always to COMPANY’s indemnification obligations in favour of CONTRACTOR GROUP, CONTRACTOR shall be liable for and shall defend, indemnify and hold COMPANY GROUP harmless from and against any and all claims which arise out of or relate in any way to the failure of CONTRACTOR, its contractors and/or subcontractors to comply fully with all laws, regulations, rules and orders of any governmental or regulatory authority.

ARTICLE 20 - INDEMNIFICATION FOR PATENTS AND OTHER RIGHTS

20.1	CONTRACTOR shall indemnify, defend and hold harmless COMPANY GROUP against all loss, damages and expense arising from any claim or legal action for unauthorized disclosure or use of any trade secrets or of patent, copyright or trademark infringement arising from CONTRACTOR’S performance under this CONTRACT and/or asserted against COMPANY GROUP which either (a) concerns the FACILITY or unit or part thereof provided by CONTRACTOR GROUP under this CONTRACT and is based solely upon an apparatus patent right or rights (as distinguished from product or process patent rights) or any other rights asserted against an individual item or items of equipment specified or installed in the exercise of CONTRACTOR’S discretion where equipment of a different type or from another source could have been specified or installed by CONTRACTOR GROUP for the same purpose without giving rise to said claim for infringement; or (b) is based upon the performance of the WORK by CONTRACTOR including the use of any tools, implements or construction processes by CONTRACTOR GROUP; or (c) is based upon the design or construction of any plant or unit specified by CONTRACTOR under this CONTRACT or the operation of a CONTRACTOR specified plant or unit according to directions embodied in CONTRACTOR GROUP’S design, or any revision thereof, prepared or approved by CONTRACTOR, provided that if a claim or legal action for such infringement is asserted against COMPANY GROUP:

20.1.1	CONTRACTOR is promptly notified by COMPANY in writing of such claim; or legal action.

20.1.2	COMPANY GROUP shall not settle such claim or legal action without first having obtained CONTRACTOR’S consent in writing.

20.2	In the event such claim or legal action for such infringement results in a suit against COMPANY GROUP, CONTRACTOR shall, at its election and in the absence of a waiver of this indemnity by COMPANY, have sole charge and direction thereof in COMPANY GROUP’s behalf so long as CONTRACTOR diligently prosecutes said suit.

20.3	In the event CONTRACTOR has charge of a suit brought against COMPANY GROUP by a third party, COMPANY shall render such assistance at no cost to CONTRACTOR as CONTRACTOR may reasonably require in the defense of such suit except that COMPANY shall have the right to be represented therein by counsel of its own choice and at its own expense.

20.4	In the event COMPANY is enjoined from completion of the FACILITY or any part thereof, or from the use, operation or enjoyment of the FACILITY or any part thereof as a result of such claim or legal action or any litigation based thereon, CONTRACTOR, shall in a timely manner at its own expense either procure for COMPANY the right to continue performance of the WORK or modify it so that it becomes non-infringing.

20.5	COMPANY’S approval of CONTRACTOR’S engineering designs and/or proposed or supplied materials and equipment hereunder shall not be construed to relieve CONTRACTOR of any obligation herein.

20.6	In the event COMPANY gives written instructions to CONTRACTOR which direct a specified manner of performance of the WORK involving infringement of a patent or unauthorized disclosure or use of any trade secrets where such infringement results from such written instructions, COMPANY shall either secure the requisite permission needed to make continued performance non-infringing or shall, in writing, agree to indemnify, defend and hold harmless CONTRACTOR GROUP from any claims, costs and expenses resulting therefrom.

ARTICLE 21 - TREATMENT OF PROPRIETARY INFORMATION

21.1	As used herein, the term PROPRIETARY INFORMATION as regards COMPANY shall mean all information which CONTRACTOR, directly or indirectly, acquires from COMPANY or its AFFILIATES, any other information concerning the technical and business activities and know-how, or reservoir or production information of COMPANY or its affiliates, except information falling into any of the categories listed below.

As used herein, the term PROPRIETARY INFORMATION as regards to CONTRACTOR shall mean that collection of unpublished research and development information, including unpatented invention, know-how, trade secrets and other technical data owned by or in the possession of CONTRACTOR, or hereafter developed by CONTRACTOR or the ownership of which is hereafter acquired by CONTRACTOR, which relates to SPARS and DTUs, including without limitation all technology, plans, designs, specifications, general and detailed working drawings, manuals, documents, studies, compilations, software and computer programs, which are owned or licensed by CONTRACTOR and are useful in the design, engineering, fabrication, assembly, sale and/or installation of the WORK and any other information concerning the technical and business activities and know-how of CONTRACTOR, except information falling into any of the categories listed below:

21.1.1	information which, prior to the time of disclosure or acquisition hereunder, is lawfully in the public domain.

21.1.2	information which, after disclosure or acquisition hereunder, lawfully enters the public domain, except where such entry is the result of CONTRACTOR’S or COMPANY’S breach of this CONTRACT.

21.1.3	information other than that obtained from third parties, which, prior to disclosure or acquisition hereunder, was already lawfully in CONTRACTOR’S or COMPANY’S possession either without limitation on disclosure to others or which subsequently becomes free of such limitation.

21.1.4	information obtained by CONTRACTOR or COMPANY from a third party who is lawfully in possession of such information without restrictions on disclosure and not subject to a contractual or fiduciary relationship with CONTRACTOR or COMPANY or any of their AFFILIATES with respect to said information. CONTRACTOR and COMPANY may use and disclose such information in accordance with the terms under which it was provided by such third party.

21.1.5	Drawings and documents transmitted to COMPANY for review not specifically identified as PROPRIETARY by CONTRACTOR.

PROPRIETARY INFORMATION shall not be deemed to be within the foregoing categories merely because such information is embraced by more general information lawfully in the public domain or in CONTRACTOR’S or COMPANY’S possession. In addition, any combination of features shall not be deemed to be within the foregoing categories merely because individual features are in the public domain or in CONTRACTOR’S or COMPANY’S possession but only if the combination itself and its principle of operation are lawfully in the public domain or in CONTRACTOR’S or COMPANY’S possession.

21.2

CONTRACTOR and COMPANY agree that they shall not disclose any PROPRIETARY INFORMATION to any third party (excluding their AFFILIATES) or use PROPRIETARY INFORMATION, other than on the other’s behalf, except as CONTRACTOR or COMPANY may otherwise authorize in writing. If disclosure to a third party is so authorized, CONTRACTOR or COMPANY shall enter into a confidentiality CONTRACT with said party containing the same terms and conditions with respect to use or disclosure of PROPRIETARY INFORMATION as this Article contains. In cases where disclosure is required by law or by order of any court having jurisdiction, the disclosing party shall give as soon as reasonably possible to the other party notice of such disclosure.

21.3	CONTRACTOR and COMPANY also agree to safeguard all documents containing PROPRIETARY INFORMATION which either may supply to the other hereunder and all other documents containing PROPRIETARY INFORMATION whether prepared by CONTRACTOR, COMPANY or another. CONTRACTOR or COMPANY may make copies of such documents only to the extent necessary for the performance of the WORK. CONTRACTOR and COMPANY shall prevent access to all such documents by third parties. On completion of the WORK, each party agrees to return to the other all such documents containing PROPRIETARY INFORMATION and to destroy all copies thereof. However, should CONTRACTOR or COMPANY desire to retain certain documents and receives the other party’s written approval therefore CONTRACTOR or COMPANY shall continue to treat said documents in accordance with the terms of this Article.

21.4	CONTRACTOR also agrees to enter into confidentiality agreements with third parties upon COMPANY’S request and to keep in force confidentiality agreements concerning third parties’ PROPRIETARY INFORMATION, which agreements shall permit CONTRACTOR to use such parties’ PROPRIETARY INFORMATION in the WORK.

21.5	COMPANY agrees also to enter into confidentiality agreements with third parties upon CONTRACTOR’s request and to keep in force confidentiality agreements concerning third parties’ PROPRIETARY INFORMATION, which agreements shall permit COMPANY to use such parties’ PROPRIETARY INFORMATION in the WORK.

ARTICLE 22 - INVENTIONS AND LICENSES

22.1	Any inventions, discoveries and improvements to the SPAR or DTU patents and CONTRACTOR’S SPAR or DTU Technology which are conceived, developed, or reduced to practice in the performance of the WORK, and any patents or other rights obtained in connection therewith, shall belong to CONTRACTOR.

Any non-SPAR or non-DTU related inventions, discoveries and improvements which are conceived, developed, or reduced to practice in the performance of the WORK, and any patents or other rights obtained in connection therewith, shall be jointly owned between COMPANY and CONTRACTOR. CONTRACTOR shall determine the need for and manage the applications for the protection of such inventions, discoveries and improvements where appropriate. The costs for filing such applications, obtaining, and maintaining protection on such non-SPAR or non-DTU related inventions, discoveries, and improvements shall be shared equally between COMPANY and CONTRACTOR. COMPANY and CONTRACTOR shall each have the right to use such jointly owned inventions, discoveries and improvements without the consent of and without accounting to the other.

22.2

CONTRACTOR further agrees to grant and hereby grants to COMPANY including its AFFILIATES an irrevocable, royalty-free, non-exclusive, non-transferable license for any and all existing inventions and patents owned or controlled directly or indirectly by

CONTRACTOR which are incorporated into or on the WORK to enable COMPANY (including its CO-VENTURERS and AFFILIATES) to utilize such inventions or patents on the WORK, and to operate, maintain, use, repair, have repaired or sell the FACILITY and any applicable documents hereto in which such inventions or patents are incorporated and to use all drawings, designs, specifications and data furnished to COMPANY hereunder by CONTRACTOR to effect such operation, maintenance, use, repair or sale of the WORK. Notwithstanding anything to the contrary contained elsewhere in this CONTRACT, any licence granted is expressly conditioned upon COMPANY entering into this CONTRACT with CONTRACTOR. Nothing contained herein shall be construed as granting to COMPANY, its CO-VENTURERS and/or AFFILIATES a licence or right to build or make other SPARS or DTU(s) or have built or made other SPARS or DTU(s) on behalf of COMPANY, its CO-VENTURERS or AFFILIATES or to sublicence any licence herein granted. Under the licence granted herein, CONTRACTOR shall not limit the right of COMPANY, its CO-VENTURERS and/or AFFILIATES to rent, lease, assign or decommission the FACILITY.

22.3	CONTRACTOR shall obtain the same rights and/or licenses with respect to inventions and/or patents as stated above from any subcontractor and/or vendor.

22.4	CONTRACTOR shall own the engineering, design, drawings, specifications and associated data resulting from the WORK hereunder as pertains to CONTRACTOR’S specific SPAR or DTU Technology. Any non-proprietary related engineering, design, drawings, specifications and associated data resulting from WORK hereunder will be jointly owned by COMPANY and CONTRACTOR. COMPANY and CONTRACTOR shall each have the right to use such jointly owned engineering, design, drawings, specifications and associated data without the consent of and without accounting to the other.

ARTICLE 23 - DEFAULT, TERMINATION AND SUSPENSION

23.1	If CONTRACTOR shall become insolvent; or if insolvency, receivership or bankruptcy proceedings shall be commenced by or against CONTRACTOR; or if CONTRACTOR shall assign or transfer this CONTRACT or any right or interest therein, except as expressly permitted under Article 25; or if the interest of CONTRACTOR shall devolve upon any person or corporation otherwise than as herein permitted; or if CONTRACTOR shall fail to make prompt payment for labor or materials without justification, or persistently disregard laws or ordinances or the lawful requirements of any competent authority or instructions of COMPANY; or if, except for any of the reasons stated in Article 27, CONTRACTOR shall fail, neglect, refuse or be unable at any time during the course of the WORK to provide ample material, equipment, services, or labor to perform the WORK at a rate such that CONTRACTOR will complete the same on the agreed-to schedule; or if CONTRACTOR shall default in its performance of a material representation, warranty or guaranty or other provision of this CONTRACT; then COMPANY and CONTRACTOR shall have the following rights, obligations, and duties:

23.1.1	COMPANY without prejudice to any of its other rights or remedies under this CONTRACT may terminate this CONTRACT after written notice to

CONTRACTOR of the default if CONTRACTOR fails to commence to remedy the default within ten (10) days.

23.1.2	CONTRACTOR shall, if required, withdraw from any construction locations, the COMPANY furnished SITE and assign to COMPANY such of CONTRACTOR’S contracts and subcontracts as COMPANY may request and shall remove such materials, equipment, tools and instruments used by CONTRACTOR in the performance of the WORK as COMPANY may direct.

23.1.3	COMPANY, without incurring any liability to CONTRACTOR, shall have the right (either with or without the use of CONTRACTOR’S materials, equipment, tools and instruments purchased for the WORK) to finish the WORK itself or with the assistance of third parties.

23.1.4 CONTRACTOR shall be liable for any excess cost of the WORK not exceeding	twenty percent (20%)	of the

CONTRACT PRICE set forth in Article 7.1 incurred by COMPANY on account of any of the circumstances described in this Article. COMPANY shall be entitled to withhold further payments to CONTRACTOR until COMPANY determines that CONTRACTOR is entitled to further payments.

Upon completion of the WORK by COMPANY or third parties, the total cost of the WORK shall be determined and COMPANY and CONTRACTOR shall agree in writing on the amount, if any, that CONTRACTOR shall pay COMPANY or COMPANY shall pay CONTRACTOR, which shall be deemed to complete all payments under the terms of this CONTRACT.

23.1.5	COMPANY’s right to damages for delay shall be solely and exclusively governed by Article 5.10.

23.2	In addition, COMPANY may in its sole discretion terminate the WORK without cause at any time by giving written notice of fifteen (15) days of termination to CONTRACTOR. Termination by COMPANY in accordance with the provisions herein shall not constitute a breach of this CONTRACT by COMPANY nor entitle CONTRACTOR to any damages or claims except as expressly provided under this Article.

23.2.1

CONTRACTOR shall receive as compensation that portion of the CONTRACT PRICE due for the WORK performed in accordance with the SCOPE OF WORK (including the DESIGN SPECIFICATIONS) up to the date of termination plus the reasonable and documented cost to CONTRACTOR to wind up the WORK and close out existing subcontracts and orders including any vessel charter parties, plus reasonable profit. Should payments made to CONTRACTOR prior to termination be less than this amount, COMPANY shall pay the additional amount to CONTRACTOR. Should payments already made to CONTRACTOR prior to termination be more than this amount, CONTRACTOR shall pay COMPANY the difference. The amount due for the WORK performed shall be the amount, which CONTRACTOR can demonstrate to COMPANY represents the proportion of the WORK completed to the time of termination. CONTRACTOR shall allow

COMPANY to review sufficient records, accounts, receipts, invoices and other documents so that COMPANY can satisfy itself that the amount due CONTRACTOR is appropriate.

23.2.2	COMPANY shall assume and become liable for all obligations that CONTRACTOR may have in good faith incurred for its personnel and for all written obligations, commitments and claims that CONTRACTOR may have in good faith undertaken with CONTRACTOR GROUP (other than CONTRACTOR) and third parties in connection with the WORK under this CONTRACT including reasonable and documented costs incurred by CONTRACTOR to effect termination of this CONTRACT which are not covered by the payments made to CONTRACTOR as above.

23.2.3	CONTRACTOR, as a condition of receiving such payments, shall execute all papers and take all other steps which may be required to limit the liability and obligation of COMPANY as contemplated herein and to vest all rights, setoffs, benefits and title in COMPANY. CONTRACTOR shall render any such reasonable assistance as required by COMPANY. CONTRACTOR’S reasonable and documented out-of-pocket costs in connection therewith shall be reimbursed by COMPANY.

23.3	COMPANY also may at any time suspend performance of all or any part of the WORK by giving written notice to CONTRACTOR. Such suspension may continue for a period of up to sixty (60) calendar days after the effective date of suspension during which period COMPANY, in writing, may request CONTRACTOR to resume performance of the WORK. If and when the suspension has lasted a cumulative period of thirty (30) days CONTRACTOR shall be at liberty to demobilize to meet other work commitments and the Parties shall mutually agree to a new schedule for the completion of the WORK. If, at the end of said sixty (60) -day period COMPANY has not required a resumption of the WORK, that portion of the WORK which has been suspended shall be deemed terminated as of the effective date of suspension pursuant to the provisions of Article 23.2 above unless COMPANY and CONTRACTOR have agreed in writing to a further extension of the suspension period. COMPANY shall compensate CONTRACTOR for those costs incurred by CONTRACTOR during the suspension period which are attributable solely to the suspension and:

23.3.1	are for the purpose of safeguarding the WORK and the materials and equipment in transit or at the WORK sites(s).

23.3.2	are for CONTRACTOR’s personnel, contractors, subcontractors or rented equipment which, with the COMPANY’S prior written concurrence, are maintained for the WORK.

23.3.3	are reasonable and unavoidable costs of CONTRACTOR confirmed by COMPANY in writing, including standby rates

specified in	Exhibit C (SCHEDULE OF COMPENSATION).

ARTICLE 24 -LIENS AND CLAIMS

24.1	CONTRACTOR shall obtain releases of liens and claims, in form and substance acceptable to COMPANY, executed by all persons or entities who by reason of furnishing materials, equipment, labor or other services under this CONTRACT are or may be actual or potential lien holders or claimants and COMPANY may withhold payment herewith until CONTRACTOR provides such releases to COMPANY.

24.2	CONTRACTOR shall provide COMPANY with an outline of CONTRACTOR’S procedure for completing the WORK free of all claims, liens and encumbrances and CONTRACTOR shall indemnify and hold harmless COMPANY and its AFFILIATES and defend them from any and all claims or liens filed and/or made in connection with the WORK including all expenses and attorneys’ fees incurred in discharging any claims, liens or similar encumbrances.

24.3	If CONTRACTOR shall default in discharging any lien(s) or claim(s) upon the FACILITY, materials, equipment, structures or the premises upon which they are located arising out of the performance of the WORK by CONTRACTOR, its contractors, subcontractors or suppliers, COMPANY shall promptly notify CONTRACTOR in writing and give CONTRACTOR an opportunity to satisfy or defend any such lien(s) or claim(s). If CONTRACTOR does not satisfy such lien(s) or claim(s) or cannot give COMPANY satisfactory reasons in writing for not paying such lien(s) and claim(s), and/or provide a bond for same in a form acceptable to COMPANY within twenty (20) days of receiving notice from COMPANY, COMPANY shall have the right, at its option, after written notification to CONTRACTOR, to settle by agreement or otherwise provide for the discharge of such lien(s) or claim(s); and CONTRACTOR shall reimburse COMPANY for all direct costs incurred by COMPANY necessary to discharge such lien(s) or claim(s) including administrative costs, reasonable attorneys’ fees and other expenses.

24.4	CONTRACTOR shall submit written notice to COMPANY of any and all claims, demands or proceedings by CONTRACTOR GROUP against COMPANY GROUP arising out of or related to COMPANY’S performance of the terms and conditions of this CONTRACT. Such notice must be given to COMPANY clearly marked with the caption “Notice of Claim’ on every page of the document within fourteen (14) days after CONTRACTOR has had notice of or should reasonably have been expected to have had notice of the basis for such claims, demands or proceedings and, with regard to claims, demands and proceedings arising after completion of the WORK, not later than sixty (60) days after ACTUAL FINAL COMPLETION DATE.

Notwithstanding the provisions above, if COMPANY files a claim against CONTRACTOR or attempts to adjust compensation due to CONTRACTOR, CONTRACTOR shall have no less than sixty (60) days to respond and/or file a counterclaim.

24.5	CONTRACTOR shall include a clause similar to the above in all of its subcontracts. Further, in the event that any claim, demand or proceeding is made or commenced against COMPANY GROUP by or on behalf of any member of CONTRACTOR GROUP (other than CONTRACTOR) arising out of or in connection with CONTRACTOR’s performance of the WORK, CONTRACTOR shall defend, indemnify and hold COMPANY GROUP harmless to the full extent provided in this CONTRACT from and against any and all damages or costs (including administrative costs, attorneys’ fees and other expenses) associated with or related to such contractor or subcontractor claim, demand or proceeding, and such damages or costs shall be paid by CONTRACTOR. Any statutes of limitation notwithstanding, CONTRACTOR expressly agrees that its right to bring or assert against COMPANY GROUP any and all of such claims, demands or proceedings shall be waived unless timely notice is given to COMPANY as set forth above.

24.6	Not used.

ARTICLE 25 - ASSIGNMENTS, SUBCONTRACTS AND PURCHASE ORDERS

25.1	Any assignment by CONTRACTOR of this CONTRACT or of any partial or total interest therein including, but not limited to, any monies due or to become due to CONTRACTOR hereunder, without COMPANY’S prior written consent, shall be null and void.

25.2	Not used.

25.3	Save for the agreed vendors and suppliers as per	Exhibit E (AGREED VENDORS AND SUPPLIERS)

CONTRACTOR shall not contract or subcontract all or any portion of the WORK without prior written approval by COMPANY of the contractor or subcontractor. Approval by COMPANY of a contract or subcontract or purchase order shall not relieve CONTRACTOR of any of its obligations under this CONTRACT. CONTRACTOR represents and warrants that all contractors and subcontractors shall perform their portion of the WORK in accordance with their respective contracts and subcontracts. CONTRACTOR shall furnish such information relative to its contractors and subcontractors as COMPANY may reasonably request. No contract or subcontract or purchase order entered into by CONTRACTOR or its contractors or subcontractors shall bind or purport to bind COMPANY.

25.4	By an appropriate agreement, written where legally required for validity, CONTRACTOR shall require each contractor and subcontractor, to the extent the WORK is to be performed by the contractor or subcontractor, to be bound to CONTRACTOR by terms which reasonably fulfill the obligations and responsibilities which CONTRACTOR, by this CONTRACT, assumes towards COMPANY.

25.5	COMPANY may assign this CONTRACT or any part of it or any benefit or interest under it to a successor operator, to PETRONAS, to PETRONAS Production Sharing Contractors and/or to the Participants or to any company controlled by or under common control with COMPANY. As used in this ARTICLE “control” means ownership, whether direct or indirect, of fifty percent (50%) or more of the issued voting stock of a company entitled to vote or ownership of equivalent rights to determine the decisions of such company or other entity. COMPANY may so assign this CONTRACT to any other entity with CONTRACTOR’s consent, which consent shall not be unreasonably withheld, provided that CONTRACTOR is satisfied that such assignee is sound and capable of fulfilling the financial obligations under this CONTRACT. Otherwise, COMPANY shall be required to guarantee such obligations.

ARTICLE 26 - ACCOUNTING RECORDS

26.1	In the performance of the WORK, CONTRACTOR’S accounts shall be organized to provide the segregation required by COMPANY for its fixed asset records.

26.2	For any WORK performed on a reimbursable cost basis, CONTRACTOR and its contractors and subcontractors shall keep accurate accounts and time records showing all costs and charges incurred in accordance with generally accepted accounting principles and practices. COMPANY’S authorized representative(s) or agent(s) shall have the right to examine, during business hours, all books, records, accounts, correspondence, instructions, specifications, plans, drawings, receipts and memoranda of CONTRACTOR and its contractors and subcontractors insofar as they are pertinent to any such reimbursable costs. CONTRACTOR shall be responsible for ensuring that all of its and its contractors and subcontractors’ documentation for such reimbursable costs is preserved and made available at any time for audit, without any additional compensation therefore, up to three (3) years from the ACTUAL FINAL COMPLETION DATE. COMPANY shall not be entitled to have access to said records which pertain to CONTRACTOR’s general or operating overheads or its components of profit.

26.3	COMPANY shall have full audit rights for all documentation listed below for WORK performed on a reimbursable cost basis in case of early termination of this CONTRACT or any substantial portion thereof or where CONTRACTOR submits a “Notice of Claim”, demands or proceedings against COMPANY or its AFFILIATES arising out of or related to COMPANY’S performance of the terms and conditions of this CONTRACT.

The records to be maintained and retained by the CONTRACTOR shall include (without limitation):

a)	payroll records accounting for the total time distribution of CONTRACTOR employees working full time or part time on the WORK (to permit tracing to payrolls and related tax returns) as well as evidence of receipt by employee of amounts stated on such payroll.

b)	invoices for purchases, receiving and issuing documents and all the other unit inventory records for CONTRACTOR’S stores, stocks or capital items.

c)	paid invoices and cancelled checks for its contractors and the subcontractors and any other third party charges.

d)	paid taxes, rates and other levies by government or its agencies.

ARTICLE 27 – FORCE MAJEURE

27.1	It is agreed that in the event of either party being rendered unable, wholly or in part by Force Majeure, to carry out its obligations under this CONTRACT, then on such party’s giving notice and full particulars of such Force Majeure in writing to the other party after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as it is affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, as far as possible be remedied with all reasonable dispatch. The provisions of this Force Majeure clause shall not apply, however, to obligations of COMPANY to make payments of money or otherwise for liabilities and obligations actually incurred under the terms hereof.

27.2	The term “Force Majeure” as employed herein shall mean:

a)	Requisition, order, control, direction, intervention or requirement of a Government.

b)	War, preparation for war or the consequence thereof, whether or not there has been a declaration of war.

c)	Riot or civil commotion or act of terrorism.

d)	Catastrophic fire, explosion, or flood at the premises of CONTRACTOR or its contractors or its subcontractors.

e)	Act of God, epidemic or quarantine restriction, named storms which cause WORK to cease and are of exceptional duration in excess of normal conditions for the affected area.

f)	Cessation, curtailment or interruption in fuel, power, gas or water supplies.

g)	National strikes or national labor disputes.

27.3	CONTRACTOR shall, as soon as possible, but in any event within five (5) business days of becoming aware that the occurrence of any cause of Force Majeure delay specified above is likely to cause delay in the BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE, notify COMPANY in writing thereof. CONTRACTOR shall also notify COMPANY in writing after such occurrence, for which notice was given, providing full particulars and the anticipated impact to be claimed on the BONUS MILESTONE DATES, DTU COMPLETION DATE and the FINAL COMPLETION DATE.

However, this Article shall not be construed to relieve CONTRACTOR from making all reasonable efforts to avoid, minimize and make-up any resulting delay.

27.4	If and when a Force Majeure event has lasted more than thirty (30) days cumulatively, CONTRACTOR shall be at liberty to demobilize to meet its other work commitments and the Parties shall mutually agree to a new schedule for the completion of the WORK.

ARTICLE 28 - SEVERABILITY

28.1	The invalidity or unenforceability of any portion or provision of this CONTRACT shall in no way affect the validity or enforceability of any other portion or provision hereof. Any invalid or unenforceable portion or provision shall be deemed severed from this CONTRACT and the balance of this CONTRACT shall be construed and enforced as if this CONTRACT did not contain such invalid or unenforceable portion or provision.

ARTICLE 29 - APPLICABLE LAW AND SETTLEMENTS OF DISPUTES

29.1	The validity and interpretation of this CONTRACT and the legal relations of the Parties to it shall be governed by and construed according to the laws of Malaysia.

29.2	All documents produced by CONTRACTOR in the performance of this CONTRACT as well as all written communications between COMPANY and CONTRACTOR shall be written in the English language which is hereby designated the governing language of the CONTRACT. CONTRACTOR and COMPANY may use any language within their own organisations, except that all Subcontracts and all written communications pertaining to them shall be in English.

29.3	Except as provided for otherwise in this CONTRACT, any dispute between the Parties as to the performance of this CONTRACT or the rights or liabilities of the Parties herein, or any matters arising out of the same or connected herewith, which cannot be settled amicably shall be settled in accordance with the provision of this ARTICLE 29.

29.4	All disputes shall be first referred to an Adjudicator, who shall be a person or any one of the persons named in

EXHIBIT J (LIST OF POTENTIAL ADJUDICATORS)	. All such persons named in	EXHIBIT J (LIST OF POTENTIAL ADJUDICATORS)

shall be suitably qualified and have no pecuniary interest in relation to the CONTRACT. If the Adjudicator is unable or unwilling to act as the Adjudicator, the named Adjudicator may appoint an appropriately qualified person as the Adjudicator. The Parties by mutual agreement may refer any dispute to arbitration in lieu of adjudication.

29.5	Either the COMPANY or the CONTRACTOR may give to the other written notice that a dispute or difference has arisen. Not later than fourteen (14) days after the date of that notice the parties shall in statements to the Adjudicator set out the matters in dispute on which decision(s) of the Adjudicator are required.

29.6	Within fourteen (14) days (or such other time as the parties may agree) of receipt of the statements by the parties the Adjudicator shall inform the parties when he expects his decision(s) will be given and may require from either party such further information or documents as he reasonably requires to enable him to reach his decision(s). If either party fails to comply with any such requirement such failure shall not invalidate the Adjudicator’s decision. In giving his decision the Adjudicator shall be deemed to be acting as expert and not as arbitrator.

29.7	The decision(s) of the Adjudicator shall be deemed to be a provision of this CONTRACT (an “Adjudicated Provision”) and such Adjudicated Provisions shall be final and binding on the parties unless referred to arbitration as provided in ARTICLE 29.8 and ARTICLE 29.10. If there is any conflict between an Adjudicated Provision and any other provision of this CONTRACT the Adjudicated Provision shall prevail.

29.8	If within fourteen (14) days of receipt of the decision(s) of the Adjudicator either party informs the other in writing that any such decision is not acceptable then such decision shall nevertheless remain an Adjudicated Provision of this CONTRACT; but the dispute or difference on which the decision of the Adjudicator is not acceptable shall be referred to arbitration pursuant to ARTICLE 29.10. However, such arbitration shall not be commenced until after ACTUAL DTU COMPLETION DATE or alleged ACTUAL DTU COMPLETION DATE or termination of the CONTRACTOR’s employment under this CONTRACT or CONTRACTOR’s abandonment of the WORK. Provided always that upon such dispute or difference being so referred the Arbitrator shall be appointed and may, and, if either party so request, shall give such orders or directions as may be appropriate with a view to enabling the reference to be heard and determined as soon as reasonably practicable after ACTUAL DTU COMPLETION DATE or alleged ACTUAL DTU COMPLETION DATE or termination of the CONTRACTOR’s employment under this CONTRACT or CONTRACTOR’s abandonment of the WORK or to assist the parties in settling the dispute or difference.

29.9	No decisions given by the Adjudicator shall disqualify him from being called as a witness and giving evidence before an Arbitrator appointed in accordance with the provision of this ARTICLE 29.

29.10	Subject to Article 29.4, and the terms of ARTICLE 29.8 having been met, any party may refer a decision of the Adjudicator to arbitration in accordance with the UNCITRAL rules before a board of three (3) arbitrators. Each of the Parties hereto shall be entitled to appoint one (1) arbitrator and the two (2) arbitrators shall agree on a third arbitrator. In the event agreement upon the third arbitrator cannot be reached, the third arbitrator shall be appointed by the High Court of Malaya. It is agreed, however, that no one who is an employee of either Party or who is in anyway financially interested in this CONTRACT shall be appointed to act as an arbitrator.

29.11	Such arbitration shall be held at Kuala Lumpur, Malaysia. The award of the arbitrators shall be final and binding upon the Parties. The costs of the arbitration shall be borne by the Party whose contention was not upheld by the arbitration tribunals, unless otherwise provided in the arbitration award.

29.12	If CONTRACTOR and COMPANY by mutual agreement decide to refer any matter herein to Court of Law in lieu of arbitration, such Court of Law shall be in Malaysian Courts. For the purpose of the foregoing sentence, the parties hereby agree to submit wholly and exclusively to the jurisdiction of the Malaysian Courts and to accept service of process in connection therewith.

ARTICLE 30 - CONSEQUENTIAL DAMAGES

30.1	Notwithstanding any other provision of this CONTRACT, COMPANY and CONTRACTOR waive and release any claim against the other by CONTRACTOR GROUP or COMPANY GROUP respectively for consequential damages, however and whenever arising under this CONTRACT or as a result of or in connection with the WORK, and COMPANY shall indemnify CONTRACTOR GROUP from and against any such claim made by COMPANY GROUP and CONTRACTOR shall indemnify COMPANY GROUP from and against any such claim made by CONTRACTOR GROUP, and whether based on negligence, unseaworthiness, breach of warranty, breach of contract, breach of duty (whether statutory or otherwise), strict liability or otherwise.

Consequential damages shall include but not be limited to loss of revenue, loss of profit (actual or anticipated) or use of capital, production delays, lost opportunities, loss of product, reservoir loss or damage, losses resulting from failure to meet other contractual commitments or deadlines and downtime of facilities or vessels and irrespective of whether such consequential damages could have been reasonably foreseen by the CONTRACTOR GROUP or COMPANY GROUP.

ARTICLE 31 - TAXES & DUTIES

31.1	Except as otherwise provided in this CONTRACT, CONTRACTOR shall be responsible for, and pay at its own expense when due and payable, all taxes and duties relating to the WORKS including without limitation:

31.1.1	All sales, service, excise, storage, consumption and use taxes, licences, permit and registration fees, income, profit, excess profit, franchise, and personal property taxes.

31.1.2	All employment taxes and contributions imposed or that may be imposed by law, trade union contracts, or regulations with respect to or measured by the compensation (wages, salaries or others) paid to employees of CONTRACTOR including, without limitation, taxes and contribution for unemployment and compensation insurance, old age benefits, welfare funds, pensions and annuities, and disability insurance and similar items.

31.2	Importation of CONTRACTOR Equipment:

31.2.1	If any part of the WORK is imported into Malaysia, the import shall be in the name of COMPANY. CONTRACTOR shall provide sufficient notice to COMPANY for Customs clearance, and provided that CONTRACTOR adheres to all of COMPANY’s instructions relating to such matters, CONTRACTOR will be held harmless against any import licences, duties, surtax, sales tax, and/or, other statutory imposts levied on account of importation into Malaysia (hereinafter referred to as “Customs Duties”) assessed as well as all delays in the WORK attributable to Customs clearance.

31.2.2	Subject to Article 31.2.6, COMPANY shall be responsible for and pay at its own expense when due and payable any Customs Duties assessed on imported CONTRACTOR materials and/or equipment for fabrication work, tools, equipment and vessels used in accomplishing the WORK which are not listed in the current “Master List of Materials and Equipment for Upstream Petroleum Operations Exempted from Customs Duties and Sales Taxes” (hereinafter referred to as the “Master Exemption List” or “MEL”) and COMPANY furnished materials and equipment.

COMPANY shall hold CONTRACTOR harmless against any Customs Duties assessed on equipment listed in the Master Exemption List and imported in the name of COMPANY, provided that CONTRACTOR adheres to all of COMPANY’s instructions relating to such exemptions.

CONTRACTOR shall assist COMPANY in providing information and documentation to support COMPANY’s requests for tax exemption on imported equipment and materials related to the FACILITY, whether listed in the Master Exemption List or not.

31.2.3	CONTRACTOR shall be responsible for equipment that is imported while such equipment is in CONTRACTOR’s custody. CONTRACTOR shall indemnify COMPANY from and against any claims, demands, and causes of action, which may arise as a result of damage to, shortages or averages in inventory of such equipment.

31.2.4	CONTRACTOR shall indemnify and hold COMPANY harmless from and against any and all taxes, duties and surcharges, fines or penalties of whatsoever nature for which COMPANY shall be or become liable as a result of:

31.2.4.1	CONTRACTOR’s failure to comply with the directions and procedural requirements of COMPANY with respect to the importation of the WORK into Malaysia.

31.2.4.2	CONTRACTOR’s failure to comply with the directions and procedural requirements of COMPANY with respect to the removal of equipment imported in COMPANY’s name.

31.2.4.3	CONTRACTOR’s act in selling, transferring, disposing or otherwise dealing with such equipment prior to its removal from Malaysia or as a result of CONTRACTOR’s failure to furnish proper and accurate information for import of such equipment.

31.2.5

Upon termination of this CONTRACT or part(s) of the WORK involving the use of such equipment, whichever occurs first, CONTRACTOR shall take immediate steps to remove such equipment from Malaysia other than equipment used or consumed in the performance of the WORK. Unless COMPANY agrees otherwise in writing, CONTRACTOR shall comply with all directions and procedures as required by

COMPANY to cause such equipment to be removed as aforesaid as expeditiously as possible.

31.2.6	If CONTRACTOR Equipment which is not listed on the Master Exemption List and which will not be consumed in the performance of the WORK, will be utilised for a period of less than six (6) months, CONTRACTOR is to import such equipment under temporary imports in CONTRACTOR’s name.

31.2.7	Not used.

31.2.8	CONTRACTOR shall be responsible for the preparation of all documents required by Customs Authorities in connection with the import and export of CONTRACTOR Equipment to and from Malaysia.

31.2.9	In the event that equipment listed on the Master Exemption List and imported in COMPANY’s name has to be permanently taken out of Malaysia, sold, transferred, disposed of or otherwise dealt with prior to its removal from Malaysia, CONTRACTOR shall give sufficient notice to COMPANY of its intention and such action shall only be taken after written consent from COMPANY. COMPANY shall attempt to obtain the necessary approvals from the relevant authorities for such action.

31.3	Not used.

31.4	Not used.

31.5	CONTRACTOR shall protect and indemnify and hold COMPANY GROUP safe and harmless from and against:

31.5.1	any and all claims or liability for income, excess profits, royalty, and other taxes assessed or levied by the Government of Malaysia or by any relevant authorities thereof or by the government of any other country against CONTRACTOR GROUP or against COMPANY GROUP for or on account of any payment made to or earned by CONTRACTOR GROUP hereunder, unless otherwise provided for in this CONTRACT.

31.5.2	all taxes assessed or levied against or on account of wages, salaries, or other benefits paid to or enjoyed by employees of CONTRACTOR GROUP; and all taxes assessed or levied against, on, or for account of any property or equipment of CONTRACTOR GROUP.

31.5.3

all claims, demands and causes of action based on any actual or alleged failure by CONTRACTOR GROUP to make timely payment of any taxes or duties for which they are liable or any actual or alleged failure by CONTRACTOR GROUP to comply with applicable reporting, return or other procedural requirements with respect to their payment. This indemnity shall include without limitation all penalties, awards and judgements and other reasonable expenses associated with such claims, demands and causes of action.

31.6	COMPANY shall have the right to withhold taxes on income, excess profit, royalty, and other taxes from payment due to CONTRACTOR under this CONTRACT; to the extent that such withholdings may be required by the Government of Malaysia or any relevant authorities thereof, or by the government of any other country where any portion of the WORK is performed.

31.6.1	payment by COMPANY to the respective governmental office of the amount of money so withheld shall relieve COMPANY from any further obligation to CONTRACTOR with respect to the amount so withheld.

COMPANY will provide CONTRACTOR with a statement of any amounts withheld on behalf of the CONTRACTOR including, if requested, any original receipts received for payment on behalf of the CONTRACTOR and assist CONTRACTOR in recovering any amounts improperly paid or assessed.

31.7	CONTRACTOR shall give prompt notice to COMPANY of all matters pertaining to non-payment, payment under protest, claims of immunity, or exemption from any taxes or duties.

31.8	CONTRACTOR shall be responsible to seek clarification through its tax adviser on the applicability of withholding tax provisions under the Income Tax Acts, 1967 (the Act) as regards to non-resident company in Malaysia.

CONTRACTOR shall submit to COMPANY a letter from its external company auditor, or tax consultant, or legal counsel stating that CONTRACTOR is a resident in Malaysia under Section 7 or 8 of the Income Tax Acts, 1967 (the Act), failing which, COMPANY shall consider CONTRACTOR a non-resident of Malaysia for tax purposes and thereby subject to the withholding tax provision of the Act. COMPANY is required by law to withhold ten percent (10%) or thirteen percent (13%), whichever is appropriate, from all payments due to CONTRACTOR for WORK falling within the withholding tax provisions until such time that the required letter is submitted to COMPANY.

ARTICLE 32 - SURVIVAL OF PROVISIONS

32.1	In order that the parties hereto may fully exercise their rights and perform their obligations hereunder arising from the performance of the WORK under this CONTRACT, such provisions of this CONTRACT which are required to ensure such exercise or performance shall survive the termination of this CONTRACT for any cause whatsoever.

ARTICLE 33 - COMPANY’S ALCOHOL AND DRUG POLICY

33.1	CONTRACTOR agrees to be bound and agrees that CONTRACTOR’S and its contractors’ and its subcontractor’s and their agents and employees shall be bound by COMPANY’S alcohol and drug policy which is summarized below. Copies of COMPANY’S full policy have been delivered to CONTRACTOR and will be delivered by CONTRACTOR to all of its contractors and subcontractors who shall agree to comply therewith.

The use, possession, distribution or sale of illegal drugs, alcohol or controlled substances and the paraphernalia associated with such on COMPANY’S or CONTRACTOR’S premises or areas in which COMPANY is Operator, including parking areas, is absolutely prohibited. If a visitor including CONTRACTOR and CONTRACTOR’S employees is in violation of this policy he or she will be immediately escorted off the premises and reported to local law enforcement authorities if appropriate. Entry onto COMPANY’S or CONTRACTOR’S property, used in connection with the WORK including parking areas, is deemed consent to an inspection of person, vehicle and personal effects at any time while entering, on, or leaving the property. Inspections will be conducted at the discretion of COMPANY.

ARTICLE 34 - PUBLIC RELATIONS

34.1	CONTRACTOR agrees that all public relation matters arising out of or in connection with the WORK shall be the sole responsibility of COMPANY. CONTRACTOR shall obtain COMPANY’S prior written approval of the text of any announcement, publication or other type of communication concerning the WORK which CONTRACTOR or its contractors, subcontractors or vendors wish to release for publication.

ARTICLE 35 - ENTIRETY OF CONTRACT

35.1	This CONTRACT and the attached Exhibits, Appendices, and Attachments as executed by authorized representatives of COMPANY and CONTRACTOR, constitute the entire agreement between the parties with respect to the matters dealt with herein, and there are no oral or written understandings, representations or commitments of any kind, express or implied, which are not expressly set forth herein. No oral or written modification of this CONTRACT by any officer, agent or employee of CONTRACTOR or COMPANY, either before or after execution of this CONTRACT, shall be of any force or effect unless such modification is in writing, is expressly stated to be a modification of this CONTRACT and is signed by duly authorized representatives of both parties. No waiver of any provision of this CONTRACT shall be of any force or effect unless such waiver is in writing, is expressly stated to be a waiver of a specified provision of this CONTRACT and is signed by the parties to be bound thereby. Any party’s waiver of any breach or failure to enforce any of the terms, covenants, conditions or other provisions of this CONTRACT, at any time, shall not in any way affect, limit, modify or waive that party’s right thereafter to enforce or compel strict compliance with every term, covenant, condition or other provision hereof, any course of dealing or custom of the trade notwithstanding.

35.2	This CONTRACT shall create no rights in any party other than COMPANY and CONTRACTOR and, except as where explicitly stated to the contrary, no other party is intended to be a third party beneficiary of this CONTRACT.

ARTICLE 36 - EXHIBITS TO THE CONTRACT

36.1	The following Exhibits, Appendices and Attachments associated therewith are incorporated as integral parts of this CONTRACT:

Exhibit A - Scope of Work
Exhibit B – Schedule of Works
Exhibit C – Schedule of Compensation
Exhibit D – Contractor’s Execution Plan
Exhibit E – Agreed Vendors and Suppliers
Exhibit F – Insurance provided by COMPANY
Exhibit G- Insurance Supplied By CONTRACTOR
Exhibit H - Bank Guarantee Format
Exhibit I – Not used
Exhibit J – List of Potential Adjudicators
Exhibit K- Performance Guarantee Format

ARTICLE 37 - NOTIFICATIONS AND CORRESPONDENCE

37.1	All notices, communications, correspondence and monies payable hereunder shall be sent by registered mail return receipt or telefax to the parties hereto at the addresses or numbers specified below. Any party may, at any time, change its address by giving written notice of the change to the other party,

COMPANY:

MURPHY SABAH OIL CO., LTD

Level 26 & 27, Tower 2,

PETRONAS Twin Towers,

Kuala Lumpur City Centre,

50088, Kuala Lumpur, Malaysia.

Tel; 03-7490-7400
Fax: 03-2163-5579

Attention: Mr. Roger W. Jenkins, Operations Manager.

CONTRACTOR:

TECHNIP MARINE (MALAYSIA) SDN. BHD.

2nd Floor, Wisma Technip

241 Jalan Tun Razak

50400 Kuala Lumpur, Malaysia

Tel: 03-2116-7718
Fax: 03-2114-4032

Attention: Mr. John Devins, Project Director

ARTICLE 38 – PROCUREMENT OF EQUIPMENT, FACILITIES, GOODS, MATERIALS, SUPPLIES AND SERVICES

38.1	In the procurement of equipment, facilities, goods, materials, supplies, and services required for the WORK, CONTRACTOR shall observe the following:

38.1.1	the enhancement of effective local, especially Bumiputra, participation in equity, management, and employment.

38.1.2	the transfer of technology to local (especially Bumiputra) firms and companies with the objective of developing local technical and managerial capabilities.

38.1.3	the need to minimise outflow of foreign exchange.

38.1.4	the use of PETRONAS licensed companies as Sub-Contractor(s) and Vendor Development Programme (VDP) Contractor(s).

38.2	In pursuance of the provision of ARTICLE 38.1, CONTRACTOR shall, unless otherwise approved by COMPANY, comply with the following:

38.2.1	give priority to locally-manufactured goods in the procurement of equipment, facilities, goods, materials, supplies, and services required for the WORK, subject to commercial competitiveness.

38.2.2	give priority to Malaysian suppliers or manufacturers for equipment, facilities, goods, materials, supplies, and services required for the WORK, subject to commercial competitiveness.

38.2.3	give priority to services and research facilities, professional or otherwise, which are rendered by Malaysians or firms or companies incorporated or licensed in Malaysia, subject to commercial competitiveness.

38.2.4	procure services for all forwarding activities and for transportation of materials, equipment and personnel required for the WORK hereunder from any of the Government of Malaysia’s appointed transporters as per Ministry of Finance Circular 6/1996 – “Garis Panduan Pengurusan Barangan Import Kerajaan” together with the latest amendment or addendum thereto.

38.2.5	give due consideration to the services offered by the Malaysia Airlines or its subsidiaries subject to competitiveness of prices and costs.

Notwithstanding the foregoing, CONTRACTOR shall ensure that a minimum of thirty five percent (35%) of total project man hours shall be done in Malaysia.

38.3	CONTRACTOR shall purchase all fuels and lubricants required during performance of the WORK from PETRONAS’ outlets provided grade, price, and delivery are competitive with other suppliers and supplies are readily available in the areas where the WORK is being performed.

38.4	Not used.

38.5	CONTRACTOR shall purchase or otherwise provide all materials, equipment and services that it is responsible for procuring and providing. CONTRACTOR shall be responsible for the transportation, timely arrival at JOBSITE or other appropriate destinations, and unloading and handling of all materials and equipment that CONTRACTOR provides.

CONTRACTOR shall procure materials, equipment, and services only from sources as listed in Exhibit E (AGREED VENDORS AND SUPPLIERS) or from other sources approved by COMPANY. Sources include manufacturers, vendors, suppliers, agencies, Subcontractors and others who supply materials, equipment, or services for the FACILITY. Additionally, CONTRACTOR shall make arrangement for appropriate use of technical representatives of its sources during the execution of the WORK.

38.6	All materials of the WORK must be new, unless otherwise approved by COMPANY in writing. CONTRACTOR shall procure materials and equipment from financially sound and reputable vendors and suppliers and shall take into consideration quality, delivery, reliability, services and inventory management.

38.7	CONTRACTOR shall be responsible for the source inspection and expediting of all materials and equipment that CONTRACTOR is responsible for procuring, to be incorporated into the WORK. Source inspection and expediting means inspection and testing of the materials and equipment to be incorporated into the WORK at the point of manufacture and assuring that such materials and equipment meet the requirements of the specifications and ensure that such manufacturing activity until the planned delivery do not hinder the required delivery dates as specified in the purchase order. CONTRACTOR shall arrange and co-ordinate all source inspections according to the detailed requirements and procedures set forth in COMPANY’s specifications and as referred to in Exhibit A (SCOPE OF WORK).

38.8	Not used.

38.9

COMPANY shall advise and update CONTRACTOR as to the delivery of COMPANY supplied materials and equipment to the JOBSITE or at the SITE or at CONTRACTOR’s wharf. CONTRACTOR shall be responsible for the safe offloading of such materials and equipment expeditiously and verify that such materials and equipment or any part thereof are free from any visibly observable defect. CONTRACTOR shall be responsible for any damage occurred during the offloading and assume responsibility of the materials and equipment received at JOBSITE or SITE except for any discrepancy noted prior to offloading by CONTRACTOR. CONTRACTOR shall be liable, for repair and replace any damage or discrepancy found on the materials and equipment or any part thereof while in CONTRACTOR’s custody at its own costs.

38.10	CONTRACTOR shall ensure that such materials and equipment are properly stored and preserved in accordance with the manufacturer’s recommendation and shall be free from contaminants.

ARTICLE 39 – SAFETY, HEALTH, ENVIRONMENTAL PROTECTION, FIRE

PROTECTION AND SECURITY REGULATIONS

39.1	CONTRACTOR, its contractors or sub-Contractors, and their respective employees, servants and agents shall strictly comply with all existing laws (whether international, national, local or otherwise) including, local, municipal, territorial, provincial and federal laws, orders, rules, regulations, government or other authorities having jurisdiction, practices and otherwise meet generally accepted standards pertaining to health, safety, security and the environment which are applicable to:

39.1.1	the location where the WORK is being carried out, both onshore and offshore.

39.1.2	all services, materials and items used in the performance of the WORK.

39.1.3	all maintenance of machinery, equipment, facilities and other items whether owned or in any way associated with or utilized in the WORK, which are in a safe, sound and proper conditions.

In addition, CONTRACTOR shall take into account and shall comply with all laws, orders and regulations which are effective at the date of submission of CONTRACTOR’s BID PROPOSAL and as set forth by COMPANY in its safety manual, policies and special instructions. This shall not relieve CONTRACTOR of its obligations as stipulated herein and in particular ARTICLE 4.1.5.

39.2	CONTRACTOR shall establish, enforce and acquaint COMPANY REPRESENTATIVE of its own written policy, safety rules and regulations for CONTRACTOR’s employees and its contractors and subcontractors which are applicable to COMPANY’s site team as well as its visitors.

39.3	CONTRACTOR shall be solely responsible for the health and safety aspects of the WORKS, workers, the public, all other people and the property of the third parties, subject to the agreed indemnity regime under this CONTRACT.

39.4	Prior to start of the WORK, CONTRACTOR shall at its own expense ensure that CONTRACTOR’s employees and the employees of its contractors and sub-contractors have been given the necessary basic safety, and job related training required by law and contractual provisions, and will so certify if required.

39.5	CONTRACTOR shall furnish personnel safety equipment including but not limited to safety helmets, safety shoes, safety harness, gloves, eyes and ears protection. COMPANY shall reserve the right to reject any safety gears which do not meet regulatory requirements, are not industrial standard, or which might not provide adequate protection to the personnel.

39.6	Before construction, CONTRACTOR shall establish and publish all necessary or appropriate health, fire, drugs and alcohol and other safety regulations including construction, inspection, methods and procedures to be followed. CONTRACTOR shall ensure that its employees and Subcontractors are notified, observe, and abide by said regulations.

39.7	CONTRACTOR shall ensure that all its personnel, the employees of its contractors and subcontractors who are expected to perform work offshore have attended internationally recognized sea-survival course(s) and are familiar with offshore safety techniques and procedures. However, individuals who are only visiting the FACILITY for less than two (2) days per month may receive a short version of the course as long as they are escorted on the FACILITY by someone who has completed the full course.

39.8	CONTRACTOR shall be responsible for maintaining and enhancing the safety awareness of it employees and, the employees of its contractors and subcontractors, including arranging safety meetings. Copies of minutes of CONTRACTOR’s safety meeting shall be sent to COMPANY. CONTRACTOR shall also exercise the emergency drills during the performance of the WORK.

39.9	Not used.

39.10	Not used.

39.11	Until completion of the WORK, CONTRACTOR shall at its own costs make provision for security and safeguarding the WORK and all associated materials and equipment and provide all such marks, signals and other appliances as may be required by the nature of any part of the WORK.

39.12	COMPANY reserves the right to conduct searches of the person, possessions, vehicles and other property of CONTRACTOR, its employees, agents or its contractors or subcontractors while on the premises or aboard transportation, both of which are owned or controlled by COMPANY.

39.13

COMPANY and/or its authorized representative (s) shall have the right but not the obligation to inspect all tools and equipment at any time during the progress of WORK. If any tools or items of the equipment is, in the opinion of COMPANY and/or its authorized representative(s), unsafe or not suitable for doing the WORK, CONTRACTOR shall repair or replace it with a safe and suitable tool or item of the equipment at CONTRACTOR’s expense. The foregoing shall not relieve CONTRACTOR of its responsibility for safety with regard to the use, conditions, and the like, of tools and equipment.

39.14	Before commencing any hazardous WORK, CONTRACTOR shall inspect the JOBSITE and SITE and equipment involved to ensure the WORK will be performed under safe conditions acceptable to COMPANY. CONTRACTOR shall verify that all procedures are adhered to prior to initiating any hazardous operations.

39.15	The CONTRACTOR shall have an accident reporting procedure which shall be compatible with COMPANY reporting procedures. Any hazardous incident involving COMPANY, CONTRACTOR or any third party personnel, plant or equipment, shall be immediately reported to COMPANY. Fatal accidents require a thorough investigation and detailed report.

39.16	CONTRACTOR shall at its own expense provide adequate first aid equipment, fire extinguishers and other safety equipment of approved types and amount, as may be specified in connection with this CONTRACT and shall maintain this equipment in a professional manner as dictated by legal and industry standards. CONTRACTOR shall keep up-to-date records of all said equipment.

39.17	CONTRACTOR shall provide medical facilities including a twenty-four (24) hour standby emergency vehicle with a qualified medical assistant at the JOBSITE. CONTRACTOR shall at no cost to COMPANY be responsible for the medical welfare of its own and Subcontractor’s employees and shall take care of periodical medical examinations, arrangements for medical attendance, treatment or hospitalization if and when necessary and will arrange suitable insurance coverage for such contingencies. In cases of emergency, COMPANY may make or provide for the necessary emergency arrangements, the costs of which shall be reimbursed to COMPANY by CONTRACTOR.

CONTRACTOR shall ensure that all its employees and Subcontractor’s employees engaged in the WORK are medically fit and healthy. Any medical disabilities including such disabilities which CONTRACTOR may consider will not adversely influence the employee’s ability to perform his role in the WORK should be reported to COMPANY prior to start of the WORK. CONTRACTOR, if requested by COMPANY, shall provide medical certificates for CONTRACTOR’s and its contractors’ and subcontractor’s personnel.

39.18	CONTRACTOR shall prepare and execute an accident prevention programme for COMPANY’s approval. At regular intervals and at such lesser periods as is determined by COMPANY, CONTRACTOR and COMPANY Representative shall conduct safety inspections of the Site and CONTRACTOR shall promptly conform with all recommendations made pursuant to said inspections.

39.19	CONTRACTOR shall allow COMPANY REPRESENTATIVE(S) access at any time to plant, equipment, personnel and records when requested, to enable COMPANY to inspect or audit any respect of CONTRACTOR’s operations relevant to safety and the work environment.

39.20	CONTRACTOR shall maintain good site housekeeping and shall pay due regard to the environment by acting to preserve air, water, animal and plant life from adverse effect of CONTRACTOR’s activities, and to minimize any nuisance which may arise from such operation.

39.21	Neither CONTRACTOR nor any of its contractors or subcontractors shall under any circumstances dump, throw or dispose of any refuse, debris or garbage into the surrounding areas. CONTRACTOR shall provide containers in which all refuse is to be placed and shall dispose of such refuse in accordance with existing laws and regulations and at no additional cost to COMPANY. CONTRACTOR shall ensure that its employees and its contractors’ and subcontractors’ employees, are fully aware of the above and CONTRACTOR shall enforce such regulations.

CONTRACTOR shall adhere to existing national statutory regulations concerning discharges resulting from the performance of WORK.

39.22	COMPANY has the right to suspend all or part of the WORK due to imminent hazard to life and/or property without any compensation to CONTRACTOR. Upon COMPANY’s suspension of the WORK or part thereof, a suspension notice shall be issued to CONTRACTOR which shall (a) include COMPANY’s reasons for issuing the notice, and (b) require CONTRACTOR to remedy the imminent hazard immediately.

39.23	CONTRACTOR’s refusal or inability to remedy the imminent hazard within seven (7) days after the suspension notice from COMPANY under ARTICLE 39.22 shall constitute a fundamental breach of the CONTRACT and COMPANY may at any time thereafter, in addition to and without prejudice to any other rights and remedies COMPANY may have, terminate this CONTRACT by giving written notice thereof to CONTRACTOR. If so terminated by COMPANY, the liability of COMPANY to CONTRACTOR shall not exceed the amounts properly payable to CONTRACTOR under this CONTRACT for the WORK completed at the date of termination.

39.24	COMPANY shall have the right to withhold any progress payment due in the event of suspension pursuant to Article 39.22 until the imminent hazard has been remedied by CONTRACTOR.

ARTICLE 40 - NOT USED

ARTICLE 41- NOT USED

ARTICLE 42- LIMITATION OF LIABILITY

42.1	Except as provided in and other than Articles 18, 19, 20, 30 and 31, CONTRACTOR’s liability to COMPANY arising out of this CONTRACT from any and all causes whether based on contract, warranty, tort (including concurrent or partial negligence of whatever nature or character), termination and liquidated damages shall in no event exceed in the aggregate of twenty percent (20%) of the CONTRACT PRICE.

ARTICLE 43- COMPANY PARENTAL GUARANTEE

43.1	Within 14 days of the execution of this CONTRACT, COMPANY shall deliver to CONTRACTOR a guarantee in favour of CONTRACTOR from COMPANY’s parent company guaranteeing COMPANY’s performance under this CONTRACT.

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IN WITNESS WHEREOF, the parties hereto have caused this CONTRACT to be executed as of the day and year first above written.

Witnessed:	MURPHY SABAH OIL CO., LTD.

BY
George M. Shirley
	TITLE	Vice President / General Manager

TECHNIP MARINE (MALAYSIA) SDN. BHD.

BY
Bernard Di Tullio
	TITLE	President & CEO